OPERATING AGREEMENT
OF IHR INVEST HOSPITALITY HOLDINGS, LLC
by and among
HOTEL INVEST DEUCE MM, LLC,
as Managing Member,
and
HOTEL INVEST DEUCE LP, LLC,
and
INTERSTATE INVEST, LLC,
as Non-Managing Members.
Dated as of September ___, 2007

Table of Contents
(Continued)

Table of Contents
(Continued)

OPERATING AGREEMENT
     OPERATING AGREEMENT (this “Agreement”) of IHR INVEST HOSPITALITY HOLDINGS, LLC (the “Company”), dated as of September ___, 2007, by and among HOTEL INVEST DEUCE MM, LLC, a Delaware limited liability company, having an address at 280 Park Avenue, New York, New York 10017, as managing member (the “III Manager” or the “Managing Member”), and HOTEL INVEST DEUCE LP, LLC, a Delaware limited liability company, having an address at 280 Park Avenue, New York, New York 10017 (the “III Non-Managing Member”) and INTERSTATE INVEST, LLC, a Delaware limited liability company, having an address at 4501 North Fairfax Drive, Suite 500, Arlington, Virginia 22203 (the “Partner Non-Managing Member”), as non-managing members (the III Non-Managing Member and the Partner Non-Managing Member are, collectively, the “Non-Managing Members”). (The Managing Member and the Non-Managing Members are sometimes herein collectively referred to as the “Members”).
R E C I T A L S :
     A. Meles Madison, LLC (“Madison Purchaser”), Seelbach Louisville, LLC (“Seelbach Purchaser”), and Interstate Columbia, LLC (“Columbia Purchaser, together with Seelbach Purchaser and Madison Purchaser, collectively, the “Purchaser”), as purchasers, and Meristar Seelbach SPE, LLC, Madison Motel Associates, LLC, and Meristar Columbia Owner SPE, LLC, as sellers, have entered into that certain Agreement of Purchase and Sale, dated as of September ___, 2007 (as may be amended, modified and/or supplemented, the “Contract”) with respect to certain improved and unimproved real property as more particularly described on Exhibit “1” annexed hereto and made a part hereof.
     B. The Company intends, through the Project Entities (as hereinafter defined) to own, manage, operate, develop (i) the full service hotel (the “Seelbach Property”) commonly known as the “Seelbach Hilton” and located at 500 Fourth Avenue, Louisville, Kentucky, containing, among other things, a 10 story hotel with 321 guest units (including, 27 guest suites), a leased parking facility, a leased spa facility, a bar/lounge, restaurants, ballroom/meeting spaces and a gift shop (including, without limitation, all additional facilities, amenities, common areas and parking areas in connection therewith), and (ii) the full service hotel (the “Madison Property”) commonly known as the “Crowne Plaza Madison” and located at 4402 East Washington Ave., Madison, Wisconsin, containing, among other things, a 6 story hotel with 226 guest units (including, 34 guest suites), a bar/lounge, restaurants, ballroom/meeting spaces, a swimming pool and a gift shop (including, without limitation, all additional facilities, amenities, common areas and parking areas in connection therewith) (the Seelbach Property and the Madison Property are herein collectively, the “Project”); it being understood and agreed that neither the Company nor the Project Entities shall own or shall have an interest in the Sheraton Property (as defined in the Contract).
     C. The Managing Member and the Non-Managing Members wish to form a limited liability company under the laws of the State of Delaware for the purposes of, among other things, through the Project Entities (i) indirectly acquire the Project, and (b) owning, holding, developing, operating, selling, financing, converting to cooperative or condominium ownership or otherwise dealing with and exercising all indices of ownership of the Project in accordance with and subject to the terms of this Agreement.
     D. The Members wish to enter into this Agreement to set forth the terms and conditions that will govern their relationship.
A G R E E M E N T :
     NOW, THEREFORE, in consideration of the premises, agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:
ARTICLE 1
DEFINITIONS
     For the purposes of this Agreement, the following terms shall have the following meanings:
          “Act” shall mean the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq., as amended from time to time.
          “Additional Capital Contributions” shall have the meaning set forth in Section 6.02 hereof.
          “Affiliate” shall mean, with reference to a Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this Agreement, the term “control” (including “controlling”, “controlled by” and “under common control with”) means either (i) the possession, direct or indirect, of the power to direct or cause the direction of the management and the policies of a Person, whether through the ownership of voting securities, by contract or otherwise, or (ii) direct or indirect ownership of 25% or more of the outstanding voting interest of a Person.
          “Bankruptcy Action” shall mean, with respect to the affected Person: (i) the entry of an Order for Relief under Title 11 of the United States Code (the “Bankruptcy Code”), as amended; (ii) the admission by such Person of its inability to pay its debts as they mature; (iii) the making by it of an assignment for the benefit of creditors; (iv) the filing by it of a petition in bankruptcy or a petition for relief under the Bankruptcy Code or any other applicable federal or state bankruptcy or insolvency statute or any similar law; (v) the expiration of sixty (60) days after the filing of an involuntary petition under the Bankruptcy Code or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal or state insolvency law; provided, however, that the same shall not have been vacated, set aside or stayed within such sixty (60)-day period; (vi) an application or consenting to by such party for the appointment of a receiver or other similar official for the assets of such party; or

(vii) the imposition of a judicial lien on all or a substantial part of its assets unless such lien is discharged or vacated or the enforcement thereof stayed within thirty (30) days after its effective date.
          “Business Plan” shall mean the business plan adopted by the Managing Member from time to time for the operation and management of Company Property, including, without limitation, the capital budget, and the operating budget for the operation of the Company Property for the next calendar year, any proposed franchise agreement, any promotional and advertising materials relating to the Company Property, the acquisition, lease, financing, restructuring or disposition of any asset of the Company and/or any Project Entity, and the Company’s compliance with the terms of each contract and agreement binding upon the Company and/or any Project Entity (a copy of the initial Business Plan is annexed hereto and made a part hereof as Exhibit “2”).
          “Capital Contribution” shall mean, in the case of a Member, any cash or other property contributed from time to time to the capital of the Company (including, without limitation, any Additional Capital Contributions) by such Member.
          “Capital Expenditures” shall mean, for any given period, (a) other than expenditures funded from Capital Reserves all cash expenditures by the Company and/or any Project Entity which (i) under generally accepted accounting principles, consistently applied, or (ii) as otherwise approved in writing by the Managing Member, constitute Capital Expenditures for such period in connection with the ownership, operation and maintenance of the Company Property, and (b) all Capital Reserves established during such period.
          “Capital Reserves” shall mean capital reserves from time to time as provided in the Business Plan then in effect.
          “Capital Transaction” shall mean (a) the sale, transfer, assignment, financing or refinancing of any Company Property, or any part thereof or interest therein, (b) any casualty, condemnation or other event that causes the Company to receive any casualty insurance proceeds, condemnation awards, or (c) any similar transaction which, in accordance with generally accepted accounting principles, consistently applied, is attributable to capital.
          “Company” shall have the meaning set forth in the introductory paragraph hereof.
          “Company Interest” shall mean a Member’s interest in the Company, including such Member’s right to profits, losses and distributions, and the right, if any, to participate in the management of the business and affairs of the Company, in each case to the extent granted pursuant to the terms of this Agreement, together with the obligation to comply with the terms of this Agreement.
          “Company Percentage Interest” shall mean initially the percentage interests as set forth on Exhibit “A” annexed hereto and made a part hereof, as the same may be adjusted from time to time, such that as of any point in time, each Member’s Company Percentage Interest shall be equal to a fraction, expressed as a percentage, the numerator of which shall be the aggregate amount of Capital Contributions made by such Member as of such point in time, and the denominator of which shall be the aggregate amount of all Capital Contributions made by all of the Members as of such point in time; provided, however, (a) upon the occurrence of the First IRR Hurdle Event, the Members’ Company Percentage Interests shall be as follow: (i) III Manager, 0.85%, (ii) III Non-Managing Member, 71.40%, and (iii) Partner Non-Managing Member, 27.75% and (b) upon the occurrence of the Second IRR Hurdle Event, the Members’ Company Percentage Interests shall be as follow: (i) III Manager, 0.80%, (ii) III Non-Managing Member, 67.20%, and (iii) Partner Non-Managing Member, 32%.
          “Company Property” shall mean the Company’s 100% interest in the Project Entities, which in turn own the Property, and any real estate asset or other property (real, personal or mixed) owned, leased or licensed by the Company, including, without limitation, the Property.
          “Confidential Information” shall have the meaning set forth in Section 12.04(a) hereof.
          “Consent” shall have the meaning set forth in Section 12.10 hereof.
          “Contract” shall have the meaning set forth in the Recitals hereof.
          “Contributing Member” shall have the meaning set forth in Section 6.02 hereof.
          “Courts” shall have the meaning set forth in Section 12.02 hereof.
          “Designated Price” shall have the meaning set forth in Section 11.01 hereof.
          “Distribution Amount” shall mean, as of any given point in time, an amount equal to the aggregate of the Net Capital Proceeds and Net Operating Cash Flow that have been distributed by the Company to the Members as of such point in time (excluding any amounts paid with respect to any Shortfall Loan).
          “Election Notice” shall have the meaning set forth in Section 11.02 hereof.
          “First IRR Hurdle Event” shall mean that each Member has received, on an aggregate cumulative basis, a 17.5% IRR on its aggregate Capital Contributions (including all Additional Capital Contributions).
          “First Offer Notice” shall have the meaning set forth in Section 11.01 hereof.
          “Franchise Agreement” shall mean collectively those certain franchise agreements to be executed and delivered at the Closing under the Contract , as the same may be amended, modified or supplemented from time to time.
          “Gross Capital Proceeds” shall mean (a) in connection with the disposition of Company Property or part thereof or any interest therein which is the subject of a Capital Transaction, the gross cash proceeds received by the Company, and (b) as approved in writing by the Managing Member, any Capital Reserves established in connection with such Capital Transaction that are released but not applied to a Capital Expenditure.
          “Gross Operating Receipts” shall mean, for any given period, the sum of (a) any and all cash receipts (other than Gross Capital Proceeds, any Capital Contribution and any unapplied security deposits or other deposits with respect to any Property) received by the Company other than in connection with a Capital Transaction, and (b) as approved in writing by the Managing Member, Capital Reserves (which are not related to a Capital Transaction) and Operating Reserves which are released but not applied to the item for which they were reserved.
          “III Manager” shall mean HOTEL INVEST DEUCE MM, LLC, a Delaware limited liability company.
          “III Non-Managing Member” shall mean HOTEL INVEST DEUCE LP, LLC, a Delaware limited liability company.
          “Indemnified Party” shall have the meaning set forth in Section 4.06 hereof.
          “Initial Members” shall mean the III Manager, the III Non-Managing Member and the Partner Non-Managing Member.
          “Interstate” shall mean Interstate Hotels & Resorts, Inc., a Delaware corporation.
          “IRR” shall mean, with respect to any Member, the distribution of Distribution Amounts to such Member equal to all of such Members’ Capital Contributions to the Company and an internal rate of return (with reference to “XIRR” on Excel) on such Capital Contributions at the applicable percentage per annum, compounded monthly, based on a 365 day year for the actual number of days elapsed, commencing on the date or dates that each such Member’s applicable Capital Contribution is received by the Company, taking into account the timing and amounts of all such distributions of Distribution Amounts from the Company to such Member. IRR shall be computed by assuming that all such Capital Contributions made by a Member, and all such distributions received by a Member, occur on the day on which they are actually made or received.
          “IRR Hurdle Event” shall mean that each Member has received, on an aggregate cumulative basis, a 17.5% IRR on its aggregate Capital Contributions (including all Additional Capital Contributions).
          “Lender” shall mean the holder(s) of any loan(s) secured by all or any portion of the Property.
          “Loan” shall mean any loan(s) secured by all or any portion of the Property.
          “Loan Documents” shall mean the documents and instruments executed and delivered in connection with any Loan from time to time, as the same may be amended, modified or supplemented from time to time.

          “Managing Member” shall mean the III Manager or any other Person who is admitted as a Managing Member or otherwise engaged to serve as Managing Member of the Company in accordance with the terms of this Agreement and applicable law.
          “Member” shall mean each of the Initial Members and any Person who is admitted as a Member of the Company in accordance with the terms of this Agreement and applicable law.
          “Net Capital Proceeds” shall mean, with respect to each Capital Transaction, an amount equal to the excess, if any, of the Gross Capital Proceeds in connection therewith, over the sum of all payments or provisions for the payment, without duplication, of (a) all Capital Expenditures with respect to such Capital Transaction incurred with respect to any Company Property, (b) if appropriate, the application of the Gross Capital Proceeds to their intended use (e.g., capital leasehold improvements, repayment of accrued interest and/or principal of any existing third-party indebtedness or application of any insurance proceeds or condemnation awards toward restoration of the Property), (c) any and all costs and expenses incurred in connection with such Capital Transaction, including, without limitation, attorneys’ fees and disbursements, brokerage fees, transfer or similar taxes and any and all other reasonable and customary transaction costs, and (d) as approved in writing by the Managing Member, any amounts to be maintained as Capital Reserves or Operating Reserves on account of such Capital Transaction.
          “Net Operating Cash Flow” shall mean, for any given period, an amount equal to the excess, if any, of the Gross Operating Receipts for such period over the sum of Operating Expenses and Capital Expenditures which are not related to a Capital Transaction or satisfied by Capital Contributions, for such period.
          “Non-Contributing Member” shall have the meaning set forth in Section 6.02(b) hereof.
          “Non-Managing Member” shall mean the III Non-Managing Member, the Partner Non-Managing Member and/or any other Person who is admitted as a Non-Managing Member of the Company in accordance with the terms of this Agreement and applicable law.
          “Operating Expenses” shall mean, for any given period, the sum, without duplication, of (i) all cash expenses of the Company and/or any Project Entity during such period which constitute operating expenses under generally accepted accounting principles (modified for a cash method of accounting), consistently applied in connection with the ownership, operation, administration, leasing and maintenance of any Company Property, including, without limitation, regular periodic debt service under the Loan (including amortization) and under any Shortfall Loan, real estate taxes, federal, state or local income taxes paid by the Company (excluding, however, any such taxes paid with respect to a Capital Transaction), insurance premiums, utility charges, maintenance expenses, any general and administrative expenses, and (ii) all Operating Reserves during such period.

          “Operating Reserves” shall mean operating reserves from time to time as provided in the Business Plan then in effect.
          “Partner Non-Managing Member” shall mean Interstate Invest, LLC, a Delaware limited liability company.
          “Partner Termination Event” means if at any time any of the following events occur:
(i) Dissolution and termination of the organizational existence of the Partner Non-Managing Member and/or Property Manager (as long as Property Manager is an Affiliate of Partner Non-Managing Member), which is not reinstated within thirty (30) after written notice thereof from the Managing Member;
(ii) Cessation of the conduct of business by the Partner Non-Managing Member and/or Property Manager (as long as Property Manager is an Affiliate of Partner Non-Managing Member) which continues for a period of thirty (30) consecutive days;
(iii) A Bankruptcy Action to which the Partner Non-Managing Member or Property Manager (as long as Property Manager is an Affiliate of Partner Non-Managing Member) is a party (whether voluntary or involuntary);
(iv) The termination of the Property Management Agreement by Owner (as defined in the Property Management Agreement) due to an Event of Default (as defined in the Property Management Agreement) by the Property Manager under Article XVII thereof (for avoidance of doubt excluding any Change of Control (as defined in the Management Agreement) by the Manager); or
(v) The Partner Non-Managing Member’s and/or Property Manager’s (as long as Property Manager is an Affiliate of Partner Non-Managing Member) Chief Executive Officer, Chief Financial Officer, Chief Investment Officer, General Counsel or Head of Operations, or if the General Manager or the Director of Finance for Madison Property and/or the Seelbach Property shall commit any act which constitutes fraud, theft, embezzlement or any gross misdemeanor or greater crime or any similar criminal act involving dishonesty in the course of performing his or her duties on behalf of the Partner Non-Managing Member and/or Property Manager.
          “Person” shall mean any individual, partnership, corporation, limited liability company, trust or other entity.
          “Project” shall have the meaning set forth in the Recitals hereof.
          “Project Entities” shall mean collectively Meles Madison, LLC and Seelbach Louisville, LLC, each a Delaware limited liability company, and IHR Invest Madison Corp, Inc. and IHR Invest Louisville Corp, Inc., each a Delaware corporation.

          “Property” shall mean collectively the Seelbach Property, the Madison Property and any other real or personal property acquired pursuant to the terms of the Contract, and any other improved and unimproved real property acquired by the Company from time to time, and any other property associated therewith.
          “Property Management Agreement” shall mean collectively those certain Hotel Management Agreements with respect to the Seelbach Property and the Madison Property, as the same may be amended, modified or supplemented from time to time.
          “Property Manager” shall mean Interstate Management Company, LLC, a Delaware limited liability company, and its permitted successors and assigns.
          “Replacement Managing Member” shall have the meaning set forth in Section 4.07 hereof.
          “ROFO Price” shall have the meaning set forth in Section 11.03 hereof.
          “Second IRR Hurdle Event” shall mean that each Member has received, on an aggregate cumulative basis, a 25% IRR on its aggregate Capital Contributions (including all Additional Capital Contributions).
          “Shortfall Loan” shall have the meaning set forth in Section 6.02(b) hereof.
          “Tax Matters Member” shall have the meaning set forth in Section 8.10 hereof.
          “Transfer” shall have the meaning set forth in Section 9.01 hereof.
          “Withdrawal Event” shall have the meaning set forth in Section 10.01 hereof.
ARTICLE 2
FORMATION OF COMPANY
     2.01 Formation.
          (a) The Members hereby agree to form the Company as a limited liability company under and pursuant to the provisions of the Act.
          (b) The Managing Member shall execute, deliver and file a certificate of formation and any amendment thereto, and any and all certificates, documents and instruments, in each case with the Delaware Secretary of State or otherwise as appropriate, and shall make such other filings as may be required under the Act or the laws of any other jurisdiction in which the Company shall carry on its business.

     2.02 Name. The name of the Company is “IHR INVEST HOSPITALITY HOLDINGS, LLC.” The business of the Company may be conducted in compliance with all applicable laws under any other name designated by the Managing Member from time to time.
     2.03 Principal Place of Business. The principal place of business of the Company shall be c/o Investcorp International Inc., 280 Park Avenue, New York, New York 10017. From time to time, upon ten (10) days’ notice to the Members, the Managing Member may change the location of the Company’s principal place of business.
     2.04 Registered Office and Registered Agent. The Company’s registered agent and office in Delaware shall be at 2711 Centreville Road, Suite 400, Wilmington, Delaware 19801, and the name of the registered agent of the Company in the State of Delaware at such address is Corporation Service Company. From time to time, the Managing Member may designate another registered agent and/or registered office.
     2.05 Term. The term of the Company shall commence on the date of filing of the Certificate with the Secretary of State of the State of Delaware, and shall continue until dissolved in accordance with the terms of this Agreement.
ARTICLE 3
PURPOSE AND POWERS OF COMPANY
     3.01 Purpose. The purpose of the Company is to acquire, own, manage, develop, operate, improve, build upon, rehabilitate, alter, lease, ground lease, license, repair, finance, refinance, securitize, sell, convert to condominium or cooperative ownership and otherwise deal with and dispose of Company Property, and to engage in any and all activities necessary, appropriate, proper, advisable, incidental or convenient thereto.
     3.02 Powers. Except as otherwise set forth in this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to, or for the furtherance of, the purpose set forth in Section 3.01 hereof, including, without limitation, the power:
          (a) To conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Act in any state, territory, district or possession of the United States, or in any foreign country that may be necessary, appropriate, proper, advisable, incidental or convenient to the accomplishment of the purposes of the Company;
          (b) Directly, and/or through the Project Entities, to take any action or refrain from taking any action under, pursuant to or in furtherance of the Contract;
          (c) Directly, and/or through the Project Entities, to enter into, take any action or refrain from taking any action under, pursuant to, or in furtherance of any and all other contracts of any kind, including, without limitation, contracts with any Member or any Affiliate thereof, or any agent of the Company, in each case to the extent that such contracts are necessary, appropriate, proper, advisable, incidental or convenient to the accomplishment of the purposes of the Company;
          (d) Directly, and/or through the Project Entities, to borrow money pursuant to the terms of any Loan Documents;
          (e) Directly, and/or through the Project Entities, to invest and reinvest its funds to the extent necessary, appropriate, proper, advisable, incidental or convenient to the accomplishment of the purposes of the Company; and
          (f) To conduct all other activities determined by the Managing Member to be necessary, appropriate, proper, advisable, incidental or convenient to the accomplishment of the purposes of the Company.
ARTICLE 4
RIGHTS AND DUTIES OF MANAGING MEMBER AND THE
EXECUTIVE COMMITTEE
     4.01 Management.
          (a) The business, affairs and assets of the Company shall be managed by the Managing Member. Except as expressly set forth herein, the Managing Member shall have full, complete and exclusive authority, power and discretion to direct, manage and control the business, affairs and assets of the Company, to exercise any of the powers of the Company, to make all decisions regarding those matters, and to perform any and all other acts or activities it deems necessary, appropriate, proper, advisable or convenient with respect thereto. The Managing Member shall exercise its authority as such in its capacity as a Member of the Company. Except as expressly set forth herein, none of the Members other than the Managing Member shall participate in the management or control of the Company or have any right to approve, vote on or otherwise consent to any matter relating to the business, affairs or assets of the Company (including, without limitation, the sale, transfer, recapitalization, exchange or other disposition of all or substantially all of the Company Property).
          (b) Supplementing the foregoing, the Members acknowledge and consent to the Properties being managed by the Property Manager pursuant and subject to the terms and conditions set forth in the Property Management Agreement. The Property Manager shall have the right, power and authority, on behalf of and in the name of the Company and the Project Entities, to carry out the day-to-day objectives and purposes of the Company and the Project Entities and to manage the Company Property subject to and in accordance with the Property Management Agreement, the Franchise Agreement and in all events subject to and in accordance with the Business Plan then in effect. The Partner Non-Managing Member agrees that neither the Partner Non-Managing Member nor the Property Manager shall take any action with respect to the Company and the Project Entities or the Company Property to the extent that such action is

(x) reserved to the Managing Member under this Agreement, and/or (y) is inconsistent with the Business Plan then in effect.
     (c) Supplementing the terms of Section 4.01 hereof, the Managing Member’s full, complete and exclusive power and authority shall include, without limitation, the right, on behalf of the Company or any Project Entity:
          (1) To acquire the Property, and to enter into one or more Loans and execute and deliver Loan Documents in connection therewith (including without limitation any Loans being obtained and/or assumed at the Closing under the Contract), and to take any action, or refrain from taking any action, under, pursuant to, or in furtherance thereof (including, without limitation, (x) requiring contribution of Additional Capital Contributions, and (y) prepaying any Loan or borrowing additional funds pursuant to the terms of any Loan Documents), provided, however, that in connection with any Loans, the Partner Non-Managing Member shall not be required to provide any guaranties or recourse obligations other than standard non-recourse carve-outs and/or environmental indemnities without the Partner Non-Managing Member’s prior written consent (it being understood and agreed that the Partner Non-Managing Member shall provide such standard non-recourse carve-out guaranties and/or environmental indemnities either directly or pursuant to Section 4.06 hereof).
          (2) To approve, reject, amend, modify or supplement any Business Plan from time to time;
          (3) Directly or indirectly, to acquire by purchase, lease, contribution of property or otherwise any real or personal property, with funds of the Company or any Project Entity, to the extent permitted by the Company pursuant to this Agreement, provided, however, the Managing Member shall not have the right to cause the Company to acquire real property (other than real property that is incidental to the use, operation and ownership of the Property) that requires Additional Capital Contributions without the Partner Non-Managing Member’s prior written consent (it being understood and agreed that the Partner Non Managing Member hereby consents to the acquisition of any of real or personal property pursuant to the Contract);
          (4) Directly or indirectly, to sell, exchange or otherwise dispose of all or any portion of the Company Property (including any transaction structured as a sale of membership interests in a Project Entity or a merger or consolidation of a Project Entity with an unrelated Person or a transfer of a Project Entity’s interest in the Property);
          (5) Subject to Section 9.01 hereof, the proviso in clause 1 above and the proviso in clause 13 below, directly or indirectly, to take any action, refrain from taking any action, with respect to the management (subject to the terms of the Property Management Agreement), sale, master lease (including, without limitation, any restructure of, or additional payments under, any financing arrangements affecting the Property), restructuring (including, without limitation, any restructure of, or additional payments under, any financing arrangements affecting the Property), recapitalization, ground lease, license, lease, transfer or other disposition, development, improvement, rehabilitation, alteration, repair or completion of construction of any Company Property;

          (6) To take any action or refrain from taking any action under, pursuant to, or in furtherance of the Property Management Agreement (including, without limitation, waiving any rights of the Company and/or any Project Entity or terminating the Property Management Agreement in accordance with the terms thereof);
          (7) To purchase liability and other forms of insurance to protect the Company Property and any business in connection therewith in such amounts as Managing Member shall determine;
          (8) To hold and own any Company Property in the name of the Company;
          (9) To invest any Company funds in any manner selected by the Managing Member to the extent necessary, appropriate, proper, advisable, incidental or convenient to the accomplishment of the purposes of the Company;
          (10) Subject to the provisos in clause (1) and clause (3) above, to make any expenditure or incur any obligation by or on behalf of the Company;
          (11) To execute on behalf of the Company all instruments and documents, including, without limitation, management agreements; sub-management agreements; checks; drafts; documents providing for the disposition of Company Property; assignments; bills of sale; leases; partnership agreements; operating agreements of other limited liability companies; and any other instruments or documents which the Managing Member deems necessary, appropriate, advisable, incidental or convenient to the accomplishment of the purposes of the Company;
          (12) Except as expressly prohibited hereunder without the consent of the Partner Non-Managing Member, to take any action, or refrain from taking any action, with respect to any Project Entity;
          (13) To enter into agreements with Affiliates of the Company or the Managing Member; provided, however, that the terms of any such agreement shall be arms-length and shall be no less favorable to the Company than would be available in a contract between the Company and a Person unaffiliated with the Company or the Managing Member;
          (14) To determine Net Operating Cash Flow and Net Capital Proceeds;
          (15) To employ, engage or retain (and dismiss) any Persons (including any Affiliate of any Member) to act as brokers, accountants, attorneys, managers, employees, engineers or in such other capacities as the Managing Member may determine are necessary, appropriate, proper, advisable, incidental, or convenient to the accomplishment of the purposes of the Company (provided, however, the Company shall have no paid employees), and the Managing Member shall be entitled to rely in good faith upon the recommendations, reports and advice given by any such Persons in the course of their professional engagement;
          (16) To (i) file any voluntary petition in bankruptcy on behalf of the Company or any Project Entity, (ii) consent to the filing of any involuntary petition in bankruptcy against the Company or any Project Entity, (iii) file any petition seeking, or consenting to, reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency with respect to the Company or any Project Entity, (iv) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any Project Entity or a substantial part of its property, (v) make any assignment for the benefit of creditors of the Company or any Project Entity, (vi) admit in writing the inability of the Company or any Project Entity to pay its debts generally as they come due, and (vii) take any action on behalf of the Company or any Project Entity in furtherance of any such action;
          (17) To cause the voluntary dissolution of the Company or any Project Entity, and to take all actions in connection with such dissolution, which dissolution shall not require the consent of any other Member;
          (18) To institute any legal proceeding (including, without limitation, any tax protest proceeding) in the name of the Company or any Project Entity, settle any legal proceeding against the Company or any Project Entity and confess any judgment against the Company or Project Entity or any Company Property;
          (19) To establish Operating Reserves or Capital Reserves which are not either required under any agreement entered into by the Company or any Project Entity or contemplated by the Business Plan then in effect;
          (20) To implement any capital improvement project with respect to Company Property;
          (21) To establish leasing guidelines and grant or withhold approval of any lease for space at the Property which is outside of such approved leasing guidelines; and/or
          (22) To do and perform all other acts as the Managing Member may determine to be necessary, appropriate, proper, advisable, incidental or convenient to implement the Business Plan then in effect or otherwise to conduct the Company’s business.
     Notwithstanding anything contained herein to the contrary, without the consent of the Members, the Managing Member shall not have the right to change any compensation or the timing or allocation of distributions due to the Members in a manner which materially adversely affects the Members.
     4.02 Other Power and Authority. Unless authorized in writing to do so by this Agreement or by the Managing Member, no attorney-in-fact, employee or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniarily for any purpose. No Member shall have any power or authority to bind the Company unless the Member has been authorized in writing by the Managing Member to act as an agent of the Company in accordance with the previous sentence.
     4.03 Liability for Certain Acts. The Managing Member shall devote such time to the Company business as the Managing Member deems to be necessary or desirable in connection with its respective duties and responsibilities hereunder. So long as the Managing Member is not grossly negligent and does not engage in gross negligence, willful misconduct or fraud in performing its duties, it shall have no liability by reason of being or having been the Managing Member of the Company. The Managing Member does not, in any way, guarantee a profit for the Members from the operations of the Company. The Managing Member shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member (including, without limitation, as a result of any claim of breach of fiduciary duty of the Managing Member), unless and only to the extent that the loss or damage is primarily attributable to the direct gross negligence, willful misconduct or fraud of the Managing Member.
     4.04 No Exclusive Duty to Company. (a) The Members recognize that the Members and their respective officers, directors, shareholders, members, partners, employees and Affiliates have or may have in the future other business interests, activities and investments, some of which may be in conflict or competition with the business of the Company, and, subject to the terms of clause (b) below, that the Members and their respective officers, directors, shareholders, members, partners, employees and Affiliates are entitled to carry on such other business interests, activities and investments. Subject to the terms of clause (b) below, the Members and their respective officers, directors, shareholders, members, partners, employees and Affiliates may engage in or possess an interest in any other business or venture of any kind, independently or with others, including, without limitation, owning, financing, acquiring, leasing, promoting, developing, improving, operating, managing and servicing real and personal property on its own behalf or on behalf of other entities with which any Member is affiliated or otherwise. Subject to the terms of clause (b) below, the Members and their respective officers, directors, shareholders, members, partners, employees and Affiliates may engage in such activities, whether or not competitive with the Company, without any obligation to offer any interest in such activities to the Company or to the other Members. Subject to the terms of clause (b) below, neither the Company nor any other Member shall have any right, by virtue of this Agreement or otherwise, in or to such activities, or the income or profits derived therefrom, and the pursuit of such activities, even if competitive with the business of the Company, shall not be deemed wrongful or improper.
     (b) As a material inducement to the III Manager and the III Non-Managing Member to execute and delivery this Agreement, the Partner Non-Managing Member acknowledges and agrees that during the term of this Agreement, neither the Partner Non-Managing Member, Property Manager nor any Affiliate of the Partner Non-Managing Member or Property Manager shall, without prior written consent of the III Manager, directly or indirectly (i) own, operate (other than ordinary property management) or invest in (such that the Partner Non-Managing Member or Property Manager, is in possession, direct or indirect, of the power to direct or cause the direction of the management and the policies of such hotel (in a capacity other than a third party manager acting as an agent or independent contractor of a hotel owner or lessee), whether through the ownership of voting securities, by contract or otherwise) any hotel, including, without limitation, any residential condominium, timeshare, interval or fractional ownership projects and/or “condominium hotels” located within the area (the “Restricted Area”) delineated on Exhibit “4” annexed hereto and made a part hereof (or enter into any agreement to do any of the foregoing activities within the Restricted Area), (ii) solicit or otherwise attempt to persuade hotel occupants to book rooms or lease any space in any hotel within the Restricted Area other than the Madison Property or the Seelbach Property, as the case may be, and/or (iii) acquire all or any portion of any Loan.

     4.05 Bank Accounts. Subject to the terms of the Property Management Agreement, the Franchise Agreement, and the Loan Documents, the Managing Member may from time to time open bank accounts in the name of the Company, and the Managing Member shall be the sole signatory thereon, unless the Managing Member determines otherwise.
     4.06 Indemnity of Managing Member, Employees and Other Agents.
     (a) The Company shall, to the fullest extent permitted by applicable law, indemnify and defend the Managing Member and each direct or indirect member, shareholder, partner or other holder of any direct or indirect equity interest in the Managing Member, or any manager, shareholder, employee, officer, director, agent, representative or Affiliate or successor or assign of any of the foregoing (each individually an “Indemnified Party”) and hold each Indemnified Party harmless from and against all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and expenses) which such Indemnified Party may suffer or incur or to which such Indemnified Party may become subject, arising from or in connection with this Agreement or the Company’s business or affairs, except for (and only to the extent that) any loss, claim, damage, liability or expense attributable to the gross negligence or willful misconduct of such Indemnified Party. If any Indemnified Party becomes involved in any capacity in any action, proceeding or investigation in connection with any matter arising from or in connection with this Agreement or the Company’s business or affairs, the Company shall reimburse such Indemnified Party for its reasonable legal and other reasonable out-of-pocket expenses (including the cost of any investigation and preparation) as and when they are incurred, provided that such Indemnified Party shall promptly repay to the Company the amount of any such reimbursed expenses if it shall ultimately be determined that such Indemnified Party was not entitled to be indemnified by the Company in connection with such action, proceeding or investigation. If for any reason (other than the gross negligence or willful misconduct of the Indemnified Party in question) the foregoing indemnification is unavailable to the Indemnified Party in question or is insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by the Indemnified Party in question as a result of such loss, claim, damage, liability or expense, in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Indemnified Party in question on the other hand or, if such allocation is not permitted by applicable law, to reflect not only the relative benefits referred to above but also any other relevant equitable considerations.
     (b) Notwithstanding anything to the contrary contained in this Agreement, in the event that any direct or indirect member, principal or affiliate of the Managing Member (individually and collectively, the “III Guarantor”) shall incur any Losses arising from the III Guarantor’s obligations with respect to any “bad boy” guaranty, environmental indemnity or non-recourse guaranty executed by the III Guarantor in favor of any Lender (any such Losses being hereafter referred to as “III Mortgage Loan Liability”), then, in any such event, the Partner Non-Managing Member shall indemnify the III Guarantor for 15% of such III Mortgage Loan Liability; provided, however, that (x) (i) if distributions of Distribution Amounts are being made pursuant to Section 8.01(b)(III) hereof, then, in such event, the Partner Non-Managing Member shall indemnify the III Guarantor for 27.75% of such III Mortgage Loan Liability incurred by the III Guarantor to the extent of the funds the Partner Non-Managing Member has received pursuant to Section 8.01(b)(III) hereof and then 15% of the remaining III Mortgage Loan

Liability, (ii) if distributions of Distribution Amounts are being made pursuant to Section 8.01(b)(IV) hereof, then, in such event, the Partner Non-Managing Member shall indemnify the III Guarantor for 32% of such III Mortgage Loan Liability incurred by the III Guarantor to the extent of the funds the Partner Non-Managing Member has received pursuant to Section 8.01(b)(IV) hereof and then 15% of the remaining III Mortgage Loan Liability, (y) the Partner Non-Managing Member shall have no such obligation to indemnify the III Guarantor if the III Guarantor incurs any III Mortgage Loan Liability and (1) the act and/or omission giving rise to such III Mortgage Loan Liability results from the gross negligence, willful misconduct or bad faith of the Managing Member and/or its Affiliates, or (2) the act and/or omission giving rise to such III Mortgage Loan Liability was taken or omitted by the Managing Member and/or its Affiliates in violation of the terms of this Agreement or the Property Management Agreement, unless such act or omission was taken or not taken with the prior written consent of the Partner Non-Managing Member or its Affiliates, and (z) the Partner Non-Managing Member shall indemnify the III Guarantor for any and all III Mortgage Loan Liability if the III Guarantor incurs any such III Mortgage Loan Liability and (1) the act and/or omission giving rise to such III Mortgage Loan Liability results from the gross negligence, willful misconduct or bad faith of the Partner Non-Managing Member and/or its Affiliates, or (2) the act and/or omission giving rise to such III Mortgage Loan Liability was taken or omitted by the Partner Non-Managing Member and/or its Affiliates in violation of the terms of this Agreement or the Property Management Agreement, unless such act or omission was taken or not taken with the prior written consent of the Managing Member.
     (c) Notwithstanding anything to the contrary contained in this Agreement, in the event that any direct or indirect member, principal or affiliate of the Partner Non-Managing Member (individually and collectively, the “Interstate Guarantor”) shall incur any Losses arising from the Interstate Guarantor’s obligations with respect to any “bad boy” guaranty, environmental indemnity or non-recourse guaranty executed by the Interstate Guarantor in favor of any Lender (any such Losses being hereafter referred to as “Interstate Mortgage Loan Liability”), then, in any such event, the III Non-Managing Member shall indemnify the Interstate Guarantor for 84% of such Interstate Mortgage Loan Liability and the III Manager shall indemnify the Interstate Guarantor for 1% of such Interstate Mortgage Loan Liability; provided, however, that (x) (i) if distributions of Distribution Amounts are being made pursuant to Section 8.01(b)(III) hereof, then, in such event, (a) the III Non-Managing Member shall indemnify the Interstate Guarantor for 71.4% of such Interstate Mortgage Loan Liability incurred by the Interstate Guarantor to the extent of the funds the III Non-Managing Member has received pursuant to Section 8.01(b)(III) hereof and then 84% of the remaining Interstate Mortgage Loan Liability, and (b) the III Manager shall indemnify the Interstate Guarantor for 0.85% of such Interstate Mortgage Loan Liability incurred by the Interstate Guarantor to the extent of the funds the III Manager has received pursuant to Section 8.01(b)(III) hereof and then 1% of the remaining Interstate Mortgage Loan Liability, (ii) if distributions of Distribution Amounts are being made pursuant to Section 8.01(b)(IV) hereof, then, in such event, (a) the III Non-Managing Member shall indemnify the Interstate Guarantor for 67.20% of such Interstate Mortgage Loan Liability incurred by the Interstate Guarantor to the extent of the funds the III Non-Managing Member has received pursuant to Section 8.01(b)(IV) hereof and then 84% of the remaining Interstate Mortgage Loan Liability and (b) the III Manager shall indemnify the Interstate

Guarantor for 0.80% of such Interstate Mortgage Loan Liability incurred by the Interstate Guarantor to the extent of the funds the III Manager has received pursuant to Section 8.01(b)(IV) hereof and then 1% of the remaining Interstate Mortgage Loan Liability, (y) the III Non-Managing Member and the III Manager shall have no such obligation to indemnify the Interstate Guarantor if the Interstate Guarantor incurs any Interstate Mortgage Loan Liability and (1) the act and/or omission giving rise to such Interstate Mortgage Loan Liability results from the gross negligence, willful misconduct or bad faith of the Interstate Non-Managing Member and/or its Affiliates, or (2) the act and/or omission giving rise to such Interstate Mortgage Loan Liability was taken or omitted by the Partner Non-Managing Member, the Property Manager and/or their Affiliates in violation of the terms of this Agreement or the Property Management Agreement, unless such act or omission was taken or not taken with the prior written consent of the III Non-Managing Member, the III Manager or its Affiliates, and (z) the III Non-Managing Member and/or the III Manager shall indemnify the Interstate Guarantor for any and all Interstate Mortgage Loan Liability if the Interstate Guarantor incurs any such Interstate Mortgage Loan Liability and (1) the act and/or omission giving rise to such Interstate Mortgage Loan Liability results from the gross negligence, willful misconduct or bad faith of the III Manager, the III Non-Managing Member and/or its Affiliates, or (2) the act and/or omission giving rise to such Interstate Mortgage Loan Liability was taken or omitted by the III Manager, III Non-Managing Member and/or its Affiliates in violation of the terms of this Agreement or the Property Management Agreement, unless such act or omission was taken or not taken with the prior written consent of the Partner Non-Managing Member and/or the Property Manager.
     4.07 Resignation or Termination of Managing Member. The Managing Member may resign at any time by giving written notice to the Members of the Company; provided, however, that:
          (a) if the III Manager or a Replacement Managing Member resigns as the Managing Member at a time when the III Non-Managing Member or an Affiliate thereof holds any Company Interest in the Company, then, in such event, the III Non-Managing Member or any such Affiliate shall have the sole right to appoint in its place a successor (a “Replacement Managing Member”) which is an Affiliate of the III Non-Managing Member and controls, is controlled by or under common control with Investcorp International Realty, Inc. (or its successor or assigns), and such Replacement Managing Member shall thereafter hold all of the rights and obligations of the Managing Member hereunder; and
          (b) if, at any time, the III Non-Managing Member disposes of its entire Company Interest in the Company or the III Non-Managing Member elects to appoint a Replacement Managing Member which is not an Affiliate of the III Non-Managing Member which controls, is controlled by or under common control with Investcorp International Realty, Inc. (or its successors or assigns), then, at such time as the III Manager or the Replacement Managing Member, as the case may be, shall cease to serve as Managing Member, a successor Managing Member shall be, and any successor Managing Member thereafter shall be, selected by the unanimous vote of the holders of the outstanding Company Interests in the Company.
     4.08 Expenses.

          (a) Except as otherwise provided in this Agreement and only to the extent set forth on the sources and uses set forth Exhibit “3” annexed hereto and made a part hereof, the Company shall be responsible for paying, and shall pay, whether incurred before or after the date hereof, all costs and expenses related to the organization of the Company and its Members, all costs and expenses related to the business of the Company and of acquiring, holding, owning, developing, servicing, collecting upon and operating any Company Property (including, without limitation, the cost of any environmental, engineering or similar report(s), the cost of all surveys obtained in connection with the acquisition of the Property, and any Loan, any title insurance fees and premiums incurred in connection with the acquisition of the Property or any Loan, legal fees and expenses incurred by the Company, its Members and affiliates in connection with the acquisition of the Property, any Loan, the execution and delivery of the Contract, the Property Management Agreement, the Franchise Agreement and all fees, expenses and costs (including, without limitation, origination fees and legal fees and expenses of any Lender’s counsel) incurred in connection with any Loan). In the event any such costs and expenses are or have been paid or incurred by any Member, including legal expenses and other costs and expenses incurred by the Managing Member prior to the formation of the Company, such Member shall be entitled to be reimbursed for such payment so long as such payment is reasonably necessary for Company business or operations and has been approved by the Managing Member or is set forth on Exhibit “3” hereto. Notwithstanding the foregoing, in no event shall the Company have any obligation to pay or reimburse any Member for any general overhead expense of such Member.
          (b) Supplementing the foregoing, the reasonable out-of-pocket expenses incurred after the date hereof by the Managing Member from time to time hereunder shall be reimbursed by the Company upon demand of the Managing Member.
     4.09 Exculpation. The Managing Member shall not be liable to the Company or to any Member for damages (including, without limitation, consequential damages) for any losses, claims, damages or liabilities arising from any act or omission performed or omitted by such party in connection with this Agreement or the Company’s business or affairs (including, without limitation, as a result of any claim of breach of fiduciary duty of the Managing Member), except for (and only to the extent that) any such loss, claim, damage or liability is primarily attributable to direct the gross negligence or willful misconduct of the Managing Member.
ARTICLE 5
RIGHTS AND OBLIGATIONS OF MEMBERS
     5.01 Limitation of Liability. Each Member’s liability shall be limited as set forth in this Agreement and the Act.
     5.02 Company Debt Liability. A Member will not be personally liable for any debts or losses of the Company beyond its respective Company Interest except as provided in Section 5.07 herein.

     5.03 List of Members. Upon written request of any Member, the Managing Member shall provide a list showing the names, addresses and Company Interests of all Members.
     5.04 Company Books. The Managing Member shall maintain and preserve, during the term of the Company, the accounts, books, and other relevant Company documents described in Section 8.08 hereof. Upon reasonable written request, each Member shall have the right, at a time during ordinary business hours, to inspect and copy, at the requesting Member’s expense, the Company documents which the Member, in its discretion, deems appropriate.
     5.05 Company Property; Nature of Interests in the Company. All property of the Company shall be owned by the Company subject to the terms and provisions of this Agreement, and no Member shall have any interest in any specific asset of the Company. The Company Interests and percentage interests (whether vested or unvested) of all Members in the Company are personal property.
     5.06 Priority. Except as may be expressly provided in Article 10 hereof and Section 8.01 hereof, no Member shall have priority over any other Member as to distributions, provided, however, that this section shall not apply to loans which a Member has made to the Company.
     5.07 Liability of a Member to the Company. A Member who receives a distribution from the Company is liable to the Company only to the extent provided by the Act.
     5.08 Exculpation. No Member shall be liable to the Company or to any other Member for damages (including, without limitation, consequential damages) for any losses, claims, damages or liabilities arising from any act or omission performed or omitted by it in connection with this Agreement or the Company’s business or affairs except for (and to the extent of) any such loss, claim, damage or liability is attributable to the gross negligence or willful misconduct of such Member.
     5.09 Loans. No Member shall be required nor entitled to guaranty or otherwise be liable for any indebtedness of the Company.
ARTICLE 6
CONTRIBUTIONS TO THE COMPANY, PERCENTAGE INTERESTS
AND CAPITAL ACCOUNTS
     6.01 Members’ Capital Contributions. Each of the Members is contemporaneously with its execution hereof making a Capital Contribution to the Company as set forth on Exhibit “B” annexed hereto and made a part hereof.
     6.02 Additional Contributions.
          (a) If at any time (and from time to time) following the date hereof, the Managing Member determines that additional capital contributions (“Additional Capital Contributions”) are required to meet the obligations or needs of the Company, then, in any such event, the Managing Member shall give written notice to each of the Members to contribute its pro rata share (based on Company Percentage Interests) of the Additional Capital Contributions. Upon the contribution of any Additional Capital Contributions by any Contributing Member(s) and the continuing failure of any Non-Contributing Member(s) to make the required contributions within ten (10) business days after written notice from the Managing Member that such contributions are due, the Company Percentage Interests of the Contributing Member(s) and the Non-Contributing Member(s) shall be adjusted to reflect such contributions and failure(s) to make such contributions.
          (b) If any Member (a “Non-Contributing Member”) fails to contribute any portion of its pro rata share of any Additional Capital Contributions, then, as their sole remedy against a Non-Contributing Member for failing to make Additional Capital Contributions, each Member who has contributed all of its pro rata share of such Additional Capital Contribution (a “Contributing Member”) may, but shall not be required to, provide a loan (a “Shortfall Loan”) to the Company for all or part of the amount of the Additional Capital Contributions. If more than one Contributing Member elects to make a Shortfall Loan, then, in such event, such Shortfall Loan shall be provided by such electing Contributing Members pro rata based on their Company Interests or in such other proportion as they may agree. Each Shortfall Loan shall bear interest and compound at the annual rate of twenty-five percent (25%). Interest on each Shortfall Loan shall be payable monthly in arrears. Shortfall Loans, and interest thereon, shall be repaid from Net Operating Cash Flow and Net Capital Proceeds prior to any distributions to Members. Payments made in respect of Shortfall Loans shall be deemed first to be repayment of interest accrued on such Shortfall Loans and then to be repayment of the principal amount thereof.
          If any applicable law is ever judicially interpreted so as to deem any payment with respect to a Shortfall Loan as being in excess of the maximum rate or amount of interest permitted by applicable law, then it is the express intent of the Members and the Company that all amounts in excess of the highest lawful rate or amount theretofore collected be credited against any other distributions, contributions, payments or other amounts to be paid by the recipient of the excess amount or refunded to the appropriate Person, and the provisions of this Agreement immediately be deemed reformed, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the payment of the fullest amount otherwise required hereunder. All sums paid or agreed to be paid that are judicially determined to be interest shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the term of such obligation so that the rate or amount of interest on account of such obligation does not exceed the maximum rate or amount of interest permitted under applicable law.
     6.03 Capital Accounts.
          (a) Exhibit “C” annexed hereto and made a part hereof is a description of the determination of the Members’ capital accounts and other provisions which the Company and the Members have agreed shall govern the allocation of profits and losses and other tax compliance and accounting matters.

          (b) No Member shall have any liability to restore all or any portion of a deficit balance in such Member’s Capital Account.
     6.04 Withdrawal or Reduction of Members’ Contributions to Capital.
          (a) Except as provided in Section 10.02 hereof, a Member shall not receive out of Company Property any part of its Capital Contribution until all liabilities of the Company, except liabilities to Members on account of their Capital Contributions, have been paid or there remains property of the Company sufficient to pay them.
          (b) Except as provided in Section 10.02 hereof, a Member, irrespective of the nature of its Capital Contribution, has only the right to receive cash in return for its Capital Contribution.
     6.05 Return of Capital. No Member shall be liable for the return of the Capital Contributions (or any portion thereof) of any other Member, it being expressly understood that any such return shall be made solely from the assets of the Company.
ARTICLE 7
REPRESENTATIONS, WARRANTIES AND COVENANTS
     7.01 Representations and Warranties of the Members. Each Member hereby represents, warrants and covenants to the other Members (and each Person admitted to the Company shall represent, warrant and covenant as a condition to its admission) as follows:
          (a) It is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with all requisite power and authority to enter into and perform this Agreement.
          (b) This Agreement has been duly authorized, executed and delivered by such Member and constitutes the legal, valid and binding obligation of such Member, enforceable in accordance with its terms.
          (c) No consents or approvals are required from any governmental authority or other Person for such Member to enter into this Agreement and form the Company. All limited liability company, corporate or partnership action on the part of such Member necessary for the authorization, execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly taken.
          (d) Neither the execution and delivery of this Agreement by such Member, nor the consummation of the transactions contemplated hereby, conflict with or contravene the provisions of its organic documents or any agreement or instrument by which it or its properties are bound, or any law, rule, regulation, order or decree to which it or its properties are subject.

          (e) On behalf of itself and each assignee or transferee of it, that (i) the direct and indirect ownership interests in such Member have been issued in compliance with all applicable laws, orders, judgments, ordinances, rules, regulations and requirements of all federal, state and local governmental and quasi-governmental authorities, agencies, departments, commissions, bureaus and instrumentalities (including, without limitation, those promulgated by or under the Securities Act of 1933 and the Securities Exchange Act of 1934), (ii) such Member is acquiring its Company Interest for its own account for investment and not with a view to the distribution or resale thereof, or with the present intention of distributing or reselling such interest, and that it will not transfer or attempt to transfer its Company Interest in violation of the Securities Act of 1933 (as amended, the “Securities Act”), the Securities Exchange Act of 1934 or any other applicable federal, state or local securities law, and (iii) each Member is an accredited investor under Regulation D of the Securities Act. Nothing herein shall be construed to create or impose on the Company or any Member an obligation to register any transfer of any Company Interest or any portion thereof.
          (f) Neither it, nor any of its affiliates (or any of their respective principals, partners or funding sources), is or will become (i) a Person designated by the U.S. Department of Treasury’s Office of Foreign Asset Control as a “specially designated national or blocked person” or similar status, (ii) a Person described in Section 1 of U.S. Executive Order 13224 issued on September 23, 2001; (iii) a Person otherwise identified by a governmental or legal authority as a Person with whom the Company or any Member is prohibited from transacting business; (iv) directly or indirectly owned or controlled by the government of any country that is subject to an embargo by the United States government; or (v) a Person acting on behalf of a government of any country that is subject to an embargo by the United States government. Such Member agrees that it will notify the Company and each other Member in writing immediately upon the occurrence of any event which would render the foregoing representations and warranties contained in this Section 7.01(f) incorrect.
     7.02 Acknowledgment of the Partner Non-Managing Member. The Partner Non-Managing Member hereby represents and warrants that, as of the date hereof, its sole member is Interstate Operating Company, L.P., a Delaware limited partnership. With respect to the obligations, conditions and rights contemplated by the transaction described in this Agreement, no other person has any right or option to acquire shares in the Partner Non-Managing Member. The Partner Non-Managing Member represents and warrants that neither the Partner Non-Managing Member nor any Affiliate of the Partner Non-Managing Member is a party to any agreement restricting, restraining or preventing such Person from competing with any other Person or engaging in any lawful business which such Person would breach or violate as a result of performing the obligations under this Agreement or the Property Management Agreement.
     7.03 Partner Non-Managing Member Operating Agreement. The Partner Non-Managing Member hereby represents, warrants and covenants to the other Members that (a) it has delivered a true, correct and complete copy of the limited liability company agreement governing the Partner Non-Managing Member, (b) there are no other documents or instruments governing or affecting the formation, business and/or operation of the Partner Non-Managing Member, (c) Interstate Operating Company, L.P. is, and until any Transfer (as hereinafter defined) of any or all of its direct interests in the Partner Non-Managing Member as permitted under Section 9.01 hereof, shall be the sole managing member of the Partner Non-Managing Member, (d) for so long as Interstate Operating Company, L.P. is the sole member of the Partner Non-Managing Member, the limited liability company agreement of the Partner Non-Managing Member shall not, without the prior written consent of the Managing Member, be amended, modified or supplemented in any manner which would have the effect of further limiting the ability of Interstate Operating Company, L.P. to act as the sole member of the Partner Non-Managing Member (or increasing any percentage interest necessary to approve or consent any matter), and (e) without the prior written consent of the Managing Member, no Transfer shall occur with respect to any direct or indirect interest in the Partner Non-Managing Member in violation of Section 9.01(d) hereof.
     7.04 Additional Representations and Warranties. In connection with any permitted sale or other transfer of any direct or indirect interest in the Company, it shall be a condition to the effectiveness of such sale or transfer that such sale or transfer (a) be exempt from registration under or all applicable federal and state securities laws, (b) not require the Managing Member or the Company to register as an Investment Company or an investment adviser under the Investment Advisers Act of 1940, as amended, (c) not cause the Company to terminate for tax purposes, including, without limitation, by reason of being taxable as a corporation or association, under the Internal Revenue Code of 1986, as amended (the “Code”), and (d) not violate any laws, orders, judgments, ordinances, rules, regulations or requirements, now or hereafter existing, of any federal, state or local governmental or quasi-governmental authority, agency, department, commission, bureau or instrumentality of any of them.
ARTICLE 8
DISTRIBUTIONS, ALLOCATIONS,
INCOME TAX, ELECTIONS AND REPORTS
     8.01 Distributions.
          (a) Except as provided in Section 10.02 hereof, a Member has no right to demand and receive any distribution in any form other than cash. Subject to the terms of Section 8.02 hereof, the Managing Member shall make distributions of Net Operating Cash Flow and Net Capital Proceeds after payment in full of any Shortfall Loan, not less often than monthly within three (3) business days after the end of each month.
          (b) Net Operating Cash Flow and Net Capital Proceeds available for distribution on each date for distribution shall be distributed to the Members as follows:
               (I) first, to the payment of any Shortfall Loan, then,
               (II) second, to the Members (pro rata in accordance with their Company Percentage Interests) until each of the Members has received, on an aggregate cumulative basis, a 17.5% IRR on its aggregate Capital Contributions (including all Additional Capital Contributions), then
               (III) third, (A) so long as a Partner Termination Event has not occurred and the Property Manager has not received a Termination Fee (as defined in the Property Management Agreement) under the Property Management Agreement, 15% to the Partner Non-Managing Member, and 85% to the Managing Member, the III Non-Managing Member and the Partner Non-Managing Member pro rata (in accordance with their Company Percentage Interests) until each of the Members has received a 25% IRR on its aggregate Capital Contributions (including all Additional Capital Contributions); and (B) in the event that a Partner Termination Event occurs or the Property Manager receives a Termination Fee under the Property Management Agreement, the terms of clause (A) of this clause (III) shall be disregarded and Net Operating Cash Flow and Net Capital Proceeds shall be distributed to the Members pro rata in accordance with their Company Percentage Interests.
               (IV) fourth, (A) so long as a Partner Termination Event has not occurred and the Property Manager has not received a Termination Fee (as defined in the Property Management Agreement) under the Property Management Agreement, 20% to the Partner Non-Managing Member, and 80% to the Managing Member, the III Non-Managing Member and the Partner Non-Managing Member pro rata (in accordance with their Company Percentage Interests); and (B) in the event that a Partner Termination Event occurs or the Property Manager receives a Termination Fee under the Property Management Agreement, the terms of clause (A) of this clause (IV) shall be disregarded and Net Operating Cash Flow and Net Capital Proceeds shall be distributed to the Members pro rata in accordance with their Company Percentage Interests.
     8.02 Limitation Upon Distributions.
          (a) No distribution or return of Capital Contribution shall be declared and paid if, after such distribution or return is made:
               (i) the Company would be insolvent; or
               (ii) the net assets of the Company would be less than zero.
          (b) The Managing Member may base a determination that a distribution or return of Capital Contribution may be made under Section 8.02(a) in good faith reliance upon a balance sheet and profit and loss statement of the Company represented to be correct by the person having charge of its books of account or certified by an independent public or certified public accountant or firm of accountants to fairly reflect the financial condition of the Company.
     8.03 Allocations. Exhibit “C” hereto sets forth a description of certain tax allocations by the Company.

     8.04 Accounting Principles. All decisions as to accounting principles for the Company shall be made by the Managing Member subject to the terms of this Agreement.
     8.05 Interest on and Return of Capital Contributions. No Member shall be entitled to interest on its Capital Contribution.
     8.06 Loans to Company. Nothing in this Agreement shall prevent any Member from making secured or unsecured loans to the Company by agreement with the Company.
     8.07 Accounting Period. The Company’s accounting period shall be the calendar year.
     8.08 Records, Audits and Reports. At the expense of the Company, the Managing Member shall maintain or cause to be maintained the books, records and accounts of all operations and expenditures of the Company. At a minimum, the Company shall keep at its principal place of business the following records:
          (a) a current list of the full name and last known address of each Member setting forth the percentage interest (whether vested or unvested) and the amount of cash each Member has contributed, a description and statement of the agreed value of the other property or services each Member has contributed or has agreed to contribute in the future, and the date on which each became a Member;
          (b) a copy of the certificate of formation of the Company, this Agreement and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;
          (c) copies of any financial statements of the Company for the three (3) most recent years;
          (d) any written consents obtained from Members for actions taken by Members without a meeting; and
          (e) a writing prepared by the Managing Member setting out the following:
               (i) the times at which or events on the happening of which any additional contributions agreed to be made by each Member are to be made;
               (ii) any right of a Member to receive distributions that include a return of all or any part of the Member’s Capital Contributions; and
               (iii) any power of a Member to grant the right to become an assignee of any part of the Member’s interest, and the terms and conditions of the power.
     8.09 Tax Returns and Tax Elections.
          (a) The Managing Member shall cause to be prepared and filed, at the expense of the Company, all required state and federal informational tax returns for the

Company on or before the date that such returns are due. The Company shall prepare and file (or cause to be prepared and filed), and deliver to the Members on or prior to August 15th of each calendar year during the term of this Agreement tax returns and K-1’s for each of the Members and the Project Entities. All expenses incurred in connection with the above shall be borne by the Company.
          (b) Except as otherwise expressly provided herein, the Managing Member shall make all applicable elections, determinations and other decisions under the Code (or any other federal or state law), including, without limitation, the deductibility of a particular item of expense and the positions to be taken on the Company’s tax return, and shall approve the settlement or compromise of all audit matters raised by the Internal Revenue Service or other taxing authority affecting the Members generally. The Members each shall take reporting positions on their respective federal, state and local income tax returns consistent with the positions determined for the Company.
     8.10 Tax Matters Member.
          (a) The Managing Member is designated the “Tax Matters Partner” (as defined in Code Section 6231 and for purposes of this Agreement defined as the Tax Matters Member), and, subject to the further terms of this Section 8.10, is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including, without limitation, administrative and judicial proceedings, subject to the further terms of this Section 8.10, and to expend Company funds for professional services and costs associated therewith. The Members agree to cooperate with each other and to do or refrain from doing any and all things reasonably required to conduct such proceedings. All expenses incurred in connection with any such audit and with any other tax investigation, settlement or review shall be borne by the Company.
          (b) In the event that the Company shall be the subject of an audit by any federal, state or local taxing authority, to the extent that the Company is treated as an entity for purposes of such audit, including administrative settlement and judicial review, the Tax Matters Member shall be authorized to act for, and its decision shall be final and binding upon, the Company and each Member thereof; provided, however, that the Tax Matters Member shall (i) notify the Members of any administrative proceeding with respect to the Company pursuant to Section 6223(c) of the Code, (ii) furnish the Members with any material correspondence or communication relating to the Company from the Internal Revenue Service received by the Tax Matters Member, (iii) consult with the other Members prior to taking any material action relating to the tax affairs of the Company, and (iv) make all decisions affecting the tax affairs of the Company in good faith using its reasonable business judgment (it being understood and agreed that for the purposes of this Agreement, the term “reasonable business judgment” shall refer to the “business judgment rule” as the same would be applied under applicable law if the Person in question were a director of a corporation).
          (c) The Company shall indemnify and reimburse the Tax Matters Member for all reasonable expenses, including, without limitation, legal and accounting fees, claims,

liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Members.
ARTICLE 9
TRANSFERABILITY
     9.01 General. No Member shall sell, assign, pledge, hypothecate, transfer, exchange or otherwise transfer for consideration, or gift, bequeath or otherwise transfer for no consideration (whether or not by operation of law) (a “Transfer”), directly or indirectly, all or any portion of its Company Interest in the Company (including, without limitation, any right to receive distribution, dividends or profits from the Company), except as permitted by this Section 9.01, it being understood and agreed that (a) to the extent that any Member or any owner of an indirect ownership interest in the Company is an individual, a Transfer by such Member or such holder of an indirect interest, as the case may be, to a trust or other entity established and maintained solely for purposes of estate planning shall not be deemed a Transfer so long as the Managing Member received prior written notice thereof and the sole beneficiaries of such transferee (other than de minimis interests held by charitable organizations) are and continue to be such Member’s or such interest holder’s, as the case may be, brothers and sisters, spouse, ancestors or lineal descendants, (b) at any time and from time to time the members in the III Non-Managing Member may Transfer any direct or indirect interest in the III Non-Managing Member so long as Investcorp International Realty, Inc. or its Affiliates (or its successors or assigns) controls, is controlled by or is under common control with the III Non-Managing Member, and subject to the terms of the Loan Documents, (c) the Managing Member shall not consent to admit any new Member without the prior written consent of the other Members, unless, subject to the terms of the Loan Documents, if such new Member is an Affiliate of any then existing Member, then the Managing Member shall not require the consent of the other Members to such admission, (d) direct or indirect interests in the Partner Non-Manager Member may be Transferred without the prior written consent of the Managing Member, so long as (x) such Transfer does not result in any default under the Loan Documents, (y) Interstate at all times controls the Partner Non-Managing Member, and (z) in the case of a Transfer of direct interests such Transfer is to a wholly owned subsidiary of Interstate and such Transfer does not result in any tax or administrative consequences to the Company, the III Manager and/or the III Non-Managing Member, and (e) except in connection with a Transfer of all of the Company Interests of the III Non-Managing Member, the III Manager may Transfer all or any portion of its Company Interests only to an Affiliate of the III Manager so long as Investcorp International Realty, Inc. or its Affiliates (or its successors or assigns) controls, is controlled by or is under common control the III Manager. Any Transfer made or attempted to be made in violation of this Section 9.01 shall be null and void ab initio.
     9.02 Effect of Transfer. No new Member shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company. The Managing Member may, at its option, at the time a Member is admitted, close the Company books (as though the Company’s tax year had ended) or make pro rata allocations of loss, income and expense deductions to a new Member for that portion of the Company’s tax year in which a Member was admitted in accordance with the provisions of Section 706(d) of the Code and the Treasury Regulations promulgated thereunder.
ARTICLE 10
DISSOLUTION AND TERMINATION
     10.01 Dissolution.
          (a) The Company shall be dissolved upon the determination of the Managing Member to dissolve and wind up the Company.
          (b) The death, retirement, resignation, expulsion, withdrawal, bankruptcy or dissolution of a Member or occurrence of any other event, which terminates, the continued interest of a Member in the Company (a “Withdrawal Event”), shall not result in dissolution of the Company, and the business of the Company shall continue without interruption despite the occurrence of any such Withdrawal Event. Upon the occurrence of any event that causes the last remaining Member of the Company to cease to be a Member of the Company, to the fullest extent permitted by law, the personal representative of such Member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company, and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member of the Company in the Company.
     10.02 Winding-Up, Liquidation and Distribution of Assets.
          (a) Upon dissolution of the Company, an accounting shall be made by the Company’s independent accountants of the accounts of the Company and of the Company’s assets, liabilities and operations, from the date of the immediately preceding accounting until the date of dissolution. The Managing Member shall immediately proceed to wind up the affairs of the Company.
          (b) If the Company is dissolved and its affairs are to be wound up, the Managing Member shall:
          (i) sell or otherwise liquidate all of the Company’s assets as promptly as practicable;
          (ii) allocate any profit or loss resulting from such sales to the Member’s Capital Accounts in accordance with Exhibit “C” hereof;
          (iii) discharge all liabilities of the Company, including liabilities to Members who are creditors, to the extent otherwise permitted by law, other than liabilities to Members for distributions, and establish such reserves as may be reasonably necessary to provide for contingent liabilities of the Company (for purposes of determining the Capital Accounts of Members, the amounts of such reserves shall be deemed to be an expense of the Company); and
          (iv) distribute the remaining assets as follows:
          (x) to the Members in accordance with Article 8 hereof; and
          (y) if any assets of the Company are to be distributed in kind, such assets shall be distributed by agreement of the Members. Such assets shall be deemed to have been sold as of the date of dissolution for their fair market value, and the Capital Accounts of the Members shall be adjusted pursuant to the provisions of Article 8 hereof to reflect such deemed sale.
          (c) [Intentionally Blank.]
          (d) Upon completion of the winding-up, liquidation and distribution of the assets, the Company shall be deemed terminated.
          (e) The Managing Member shall comply with any applicable requirements of applicable law pertaining to the winding-up of the affairs of the Company and the final distribution of its assets.
     10.03 Articles of Dissolution. When all debts, liabilities and obligations of the Company have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets of the Company have been distributed, articles of dissolution as required by the Act shall be executed and filed by the Managing Member with the Delaware Secretary of State.
     10.04 Effect of Filing of Articles of Dissolution. Upon the filing of articles of dissolution with the Delaware Secretary of State, the existence of the Company shall cease, except for the purpose of suits, other proceedings and appropriate action as provided in the Act. The Managing Member shall have authority to distribute any Company property discovered after dissolution, to convey real estate and to take such other action as may be necessary on behalf of and in the name of the Company.
     10.05 Return of Contribution Nonrecourse to Other Members. Except as provided by law or as expressly provided in this Agreement, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contribution. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the Capital Contribution of one or more Members, such Member or Members shall have no recourse against any other Member.

ARTICLE 11
RIGHT OF FIRST OFFER
     11.01 First Offer Notice. If, at any time the Managing Member determines to sell, assign or otherwise transfer the Madison Property and/or the Seelbach Property, as the case may be, in its sole discretion, then, in such event, the III Member (as offeror) shall deliver to the Partner Non-Managing Member (as offeree) a written notice (the “First Offer Notice”) of such determination setting forth the offer price (the “Designated Price”) and all other material terms and conditions, as the Managing Member may determine, of the proposed offer.
     11.02 Partner Non-Managing Member Election. Within 30 business days after receipt of a First Offer Notice, time being of the essence, the Partner Non-Managing Member shall deliver a notice to the III Member (the “Election Notice”) of the Partner Non-Managing Member’s intent to either (i) elect to purchase the Madison Property and/or the Seelbach Property, as the case may be, upon the terms and conditions set forth in the First Offer Notice, or (ii) elect not to purchase the Madison Property and/or the Seelbach Property, as the case may be. If the Partner Non-Managing Member elects to purchase the Madison Property and/or the Seelbach Property, as the case may be, upon the terms and conditions set forth in the First Offer Notice by delivering timely the Election Notice, then, in such event, the terms set forth in the First Offer Notice and Section 11.03 hereof shall apply.
     If (I) the Partner Non-Managing Member elects not to purchase hereunder or if the Partner Non-Managing Member fails to deliver the Election Notice within the required time period, time being of the essence, or (II) the Partner Non-Managing Member fails to deposit a five percent nonrefundable down payment pursuant to the terms of Section 11.03 hereof, then, in such event, the Company, shall have the right to sell, assign or otherwise transfer the Madison Property and/or the Seelbach Property, as the case may be, to a third party; provided, however, that if (A) the offeror desires to sell, assign or otherwise transfer the Madison Property and/or the Seelbach Property, as the case may be, to a third party for a purchase price which is less than 95% of the Designated Price set forth in the First Offer Notice, (B) on material terms and conditions that are less favorable to the Company than those set forth in the First Offer Notice, or (C) the offeror desires to sell, assign or otherwise transfer the Madison Property and/or the Seelbach Property, as the case may be, to a third party and a closing of such sale does not occur within 180 days following the date of the Election Notice, then, in such event, the terms of this Article 11 shall once again apply and the III Member shall be required to deliver another First Offer Notice to the Partner Non-Managing Member prior to consummating a sale of the Madison Property and/or the Seelbach Property, as the case may be.
     11.03 Procedures.
          (a) In order for the Election Notice to be effective, the Partner Non-Managing Member must simultaneously deliver a nonrefundable deposit to the III Member, by wire - transfer of immediately available federal funds, together with the Election Notice, in an amount equal to 5% of the ROFO Price (as hereinafter defined).

          (b) The Members hereby agree that the parties shall use their reasonable efforts to minimize the costs involved in such transaction, as well as to structure the purchase in such a way as to minimize, to the extent possible, any taxes that will inure to any of the Members as a result of such purchase.
          (c) The purchase price (the “ROFO Price”) for any transaction contemplated under this Article 11 shall be the amount which the III Manager and the III Non-Managing Member would have received if the Madison Property and/or the Seelbach Property, as the case may be, had been sold at the Designated Price (adjusted in the manner described below) on the closing date, and the Net Capital Proceeds distributed to the Members pursuant to the provisions of Section 8.01 hereof; provided, however, that at the closing, the Designated Price shall be adjusted by prorations, in accordance with the applicable local custom where the Property is located, on and as of the closing date, of operating expenses and operating revenue allocable to the Madison Property and/or the Seelbach Property, as the case may be.
          (d) Notwithstanding anything contained herein, it shall be a condition precedent to any sale under this Article 11 that all existing loans and guaranties made by the III Manager and/or an Affiliate thereof, to or on behalf of the Company shall be repaid in full (with interest) and/or discharged and released, as the case may be, on or prior to the closing date.
          (e) The closing of the purchase and sale contemplated by this Article 11 shall occur at the time and on the date set forth in the First Offer Notice; provided, however, that such date shall not be earlier than 60 days following the First Offer Notice.
          (f) At the closing, the Members shall execute and deliver all such documents and take such further action as shall be reasonably necessary or appropriate to consummate the transactions contemplated by this Article 11.
          (g) At the closing, Partner Non-Managing Member shall deliver to the III Manager and the III Non-Managing Member by wire transfer of immediately available funds the balance of the that portion of the ROFO Price which is to be paid.
          (h) Each Member shall pay its own legal fees in connection with any purchase and sale hereunder. All other actual closing costs shall be allocated in accordance with local custom.
          (i) Partner Non-Managing Member shall assume the Property Management Agreement and neither the Company, III Manager nor III Non-Managing Member shall be required to pay or otherwise be liable for any termination fees under the Property Management Agreement.
     11.04 Remedies.
          (a) The parties acknowledge and agree that if the Partner Non-Managing Member fails to close as provided in Article 11, then, in such event, (x) the III Manager and the III Non-Managing Member may, as their sole and exclusive remedy, retain any down payment as liquidated and agreed upon damages, and (y) the terms of this Article 11 shall no longer apply and the III Manager shall not be required to deliver another First Offer Notice to the Partner Non-Managing Member prior to consummating a sale of the Madison Property and/or the Seelbach Property, as the case may be.
          (b) If the III Manager fails to close because of a default by the III Manager in any material respect, then, in such event, the Partner Non-Managing Member, as its sole and exclusive remedy, shall have the right to specific performance of the terms of this Article 11.
ARTICLE 12
MISCELLANEOUS PROVISIONS
     12.01 Notices.
          (a) All notices, demands, requests, consents and waivers under this Agreement shall be in writing, shall refer to this Agreement and shall be (i) delivered personally, (ii) sent by registered or certified mail, postage prepaid, return receipt requested, (iii) sent by a nationally recognized overnight courier, or (iv) sent by telecopier, with written confirmation of the receipt of such telecopy, addressed as set forth below. If delivered personally, any notice shall be deemed to have been given on the first (1st) business day on or after the date delivered or refused. If mailed, any notice shall be deemed to have been given on the earlier to occur of the first (1st) business day on or after the date of delivery or the third (3rd) business day after such notice has been deposited in the U.S. mail in accordance with this Section 12.01. If sent by overnight courier, any notice shall be deemed to have been given on the first (1st) business day on or after the date following the date such notice was delivered to or picked up by the courier. If sent by telecopier, any notice shall be deemed to have been given (I) on the first (1st) business day on or after the date sent, if confirmation of receipt hereof is given on or before 5:00 p.m. (New York City time), or (II) on the next business day, if confirmation of receipt thereof is given after 5:00 p.m. (New York City time). Copies of all notices shall be given in accordance with the above as follows:
If to the Company, the III Manager or the III Non-Managing Member:
280 Park Avenue, 37th Floor
New York, New York 10017
Attention: John R. Fraser and Bradley S. Seiden
Telephone No.: 212-599-4700
Telecopier No.: 212-983-7073

and with a copy to:
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention: David J. Furman, Esq.
Telephone No.: 212-351-4000
Telecopier No.: 212-351-4035
If to the Partner Non-Managing Member:
c/o Interstate Hotel & Resorts, Inc.
4501 N. Fairfax Drive, Suite 500
Arlington, VA 22203
Attention: Executive Vice President and General Counsel
Telephone No.: (703)-387-3100
Telecopier No.: (703) 387-3389
and with a copy to:
Eckert Seamans Cherin & Mellott, LLC
600 Grant Street, 44th Floor
Pittsburgh, PA 15219
Attention: Timothy Q. Hudak, Esq.
Telephone No.: 412-566-2584
Telecopier No.: 412-566-6099
          (b) Any counsel designated above or any replacement counsel which may be designated respectively by the Company, the III Manager, the III Non-Managing Member or Partner Non-Managing Member or such counsel by written notice to the other parties is hereby authorized to give notices hereunder on behalf of its respective client.
     12.02 Governing Law.
          (a) This Agreement shall be interpreted and enforced in accordance with (i) the provisions hereof, without the aid of any canon, custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provision in question, and (ii) the internal laws of the State of Delaware, and specifically the Act, as the same may from time to time exist, without giving effect to the principles of conflict of laws.
          (b) Each Member hereby irrevocably and unconditionally (i) submits itself and its property, solely for the purposes of any legal action or proceeding relating to this Agreement or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive jurisdiction of the Supreme Court of the State of New York located in New York

County, the courts of the United States of America for the Southern District of New York, and appellate courts thereof (collectively, the “Courts”), (ii) consents to the bringing of any such action or proceeding in the Courts and waives any objection that it may now or hereafter have to the venue or any such action or proceeding in any such court, including, without limitation, any objection that such action or proceeding was brought in an inconvenient court, and agrees not to plead or otherwise assert the same, (iii) agrees to service upon it or him of any and all process in any such action or proceeding at the address set forth in Section 12.01 hereof, (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law, and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The parties hereto agree that any legal action or proceeding relating to this Agreement shall be brought in the Courts only; provided, however, that, if any Member breaches or seeks to resist any term, covenant or condition set forth in this Section 12.02, the other Members shall not be bound by the limitations of this sentence with respect to such Member’s breaching or seeking to resist any term, covenant or condition of this Section 12.02.
     12.03 Waivers. Except as otherwise expressly provided herein, each Non-Managing Member irrevocably waives during the term of the Company any right that it may have:
          (a) To cause the Company or any of its assets to be partitioned;
          (b) To cause the appointment of a receiver for all or any portion of the assets of the Company;
          (c) To compel any sale of all or any portion of the assets of the Company pursuant to applicable law; or
          (d) To file a complaint, or to institute any proceeding at law or in equity, or to cause the termination, dissolution or liquidation of the Company.
     12.04 Confidentiality.
          (a) The terms of this Agreement, the identity of any Person with whom the Company may be holding discussions with respect to any provision of services, investment, acquisition, disposition or other transaction, and all other business, financial and other information relating to the conduct of the business and affairs of the Company or the relative or absolute rights or interests of any of the Members (collectively, “Confidential Information”) that (x) is not otherwise available to the public, or (y) has not been disclosed pursuant to authorization by the Managing Member is confidential and proprietary information of the Company, the disclosure of which would cause irreparable harm to the Company and the Members. Accordingly, each Member represents that it has not disclosed Confidential Information to any Person, and each Member agrees that it and its Affiliates will not, and will direct its shareholders, partners, members, officers, directors, agents and advisors not to, disclose Confidential Information to any Person or confirm any statement made by any Person regarding Confidential Information unless and until the Company has disclosed such Confidential Information pursuant to authorization by the Members and the Managing Member and has notified each Member that it has done so; provided, however, that any Member (or its Affiliates) may disclose such Confidential Information if required by law (it being specifically understood and agreed that anything set forth in a registration statement or any other document filed pursuant to law will be deemed required by law) or if necessary for it to perform any of its duties or obligations hereunder.
          (b) Subject to the provisions of Section 12.04(a), each Member agrees not to disclose any Confidential Information to any Person (other than a Person providing consulting services to such Member who agrees to maintain all Confidential Information in strict confidence, or a judge, magistrate or referee in any action, suit or proceeding relating to or arising out of this Agreement or otherwise) and to keep confidential all documents (including, without limitation, responses to discovery requests) containing any Confidential Information. Each Member hereby agrees not to contest any motion for any protective order brought by any other Member represented as being intended by the movant to implement the purposes of this Section 12.04, provided that, if a Member receives a request to disclose any Confidential Information under the terms of a valid and effective order issued by a court or governmental agency and the order was not sought by or on behalf of or consented to by such Members when such Member may disclose the Confidential Information to the extent required if the Member as promptly as practicable (i) notifies each of the other Members of the existence, terms and circumstances of the order, (ii) consults in good faith with each of the other Members on the advisability of taking legally available steps to resist or to narrow the order, and (iii) if disclosure of the Confidential Information is required, exercises its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the portion of the disclosed Confidential Information that any other Member designates. The cost (including, without limitation, attorneys’ fees and expenses) of obtaining a protective order covering Confidential Information designated by such other Member will be borne by the Company.
          (c) Notwithstanding anything in the foregoing or anything else contained in this Agreement to the contrary, each Member (and any employee, representative or other agent thereof) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the offering and ownership of Company Interests and any transaction described in this Section 12.04 or elsewhere in this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to such Member relating to such tax treatment and tax structure. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the offering and ownership of Company Interests and any transaction described in this Section 12.04 or elsewhere in this Agreement.
          (d) The covenants contained in this Section 12.04 shall survive any transfer of a Company Interest and the dissolution of the Company.
     12.05 Amendments. This Agreement may not be amended except in writing by a unanimous written vote of the Members.
     12.06 Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

     12.07 Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.
     12.08 Entirety; Waiver.
          (a) This Agreement, together with the agreements and instruments delivered pursuant hereto, contains the entire agreement between the parties and supersedes all prior agreements and understandings related to the subject matter hereof. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.
          (b) Failure by any party to enforce against any other party any term or provision of this Agreement shall not waive such party’s right to enforce against any other party the same or any other term or provision. No waiver by any party hereto of any condition hereunder for its benefit shall constitute a waiver of any other or further right, nor shall any single or partial exercise of any right preclude any other or further exercise thereof or any other rights. The waiver of any breach hereunder shall not be deemed to be a waiver of any other or subsequent breach hereof. No extensions of time for the performance of any obligations shall be deemed or construed as an extension of time for the performance of any other obligation.
     12.09 Further Assurances. Upon the written request of any party hereto, from time to time, from and after the date hereof, the other party or parties shall do, execute, acknowledge and deliver, at the sole cost and expense of the requesting party, such further acts, deeds, conveyances, assignments, notices of assignment or transfer and assurances as the requesting party may reasonably require in order to better assure, convey, grant, assign, transfer and confirm upon the requesting party the rights now or hereafter intended to be granted under this Agreement or any other instrument executed in connection with this Agreement; provided, however, no party shall be obligated to provide any further assurance that would materially increase the liabilities or obligations of such party hereunder or materially reduce the rights and benefits of such party hereunder.
     12.10 Consent. Except as expressly provided herein that the Managing Member shall not unreasonably withhold its Consent within a specified period of time, in any instance hereunder where the Managing Member’s consent, approval, acceptance, satisfaction, determination, waiver or other action or decision (collectively, “Consent”) is sought or required, such Consent may be withheld, delayed or conditioned by the Managing Member in its sole and absolute discretion.
     12.11 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.
     12.12 Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.
     12.13 Waiver of Jury Trial. EACH OF THE MEMBERS HEREBY WAIVES TRIAL BY JURY IN ANY ACTION ARISING OUT OF MATTERS RELATED TO THIS AGREEMENT, WHICH WAIVER IS INFORMED AND VOLUNTARY.
     12.14 Creditors. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any creditor of the Company.
     12.15 Prevailing Party. If any Member brings any action or suit against any other Member or the Company by reason of any breach of any of the covenants, agreements or provisions of this Agreement, then, in such event, the prevailing party, as determined in such action or suit, shall be entitled to have and recover from the other party or parties all costs and expenses of such action or suit, including, without limitation, reasonable attorneys’ fees and expenses resulting therefrom, it being understood and agreed that the determination of the prevailing party shall be included in the matters which are the subject of such action or suit.
     12.16 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.
     12.17 Intentionally Blank.
     12.18 Contract. Notwithstanding anything contained in this Agreement, including, without limitation, Section 4.08, the provisions of this Section 12.18 shall apply until the closing of the transactions contemplated by the Contract:
     a. Upon the execution of this Agreement, the III Non-Managing Member and the Managing Member collectively shall fund an amount of $2,550,000 on account of the Deposit (as defined in the Contract) under the Contract and Partner Non-Managing Member shall fund an amount of $450,000 on account of the Deposit under the Contract; it being understood and agreed, that the Columbia Purchaser shall fund all amounts due under the Contract on account of the Sheraton Property, as more particularly set described in that certain side letter (the “Side Letter”) entered into by the Seelbach Purchaser, the Madison Purchaser, the Columbia Purchaser, the Company, IHR, the III Non-Managing Member, the Managing Member, and the Partner Non-Managing Member dated as of the date hereof. In the event that the Managing Member elects, in its sole and absolute discretion, to fund the Additional Deposit (as defined in Section 2.4 of the Contract), then, in any such event, no later than one (1) business day following the delivery of a notice of any such election from the Managing Member, the Partner Non-Managing Member shall contribute fifteen percent (15%) of such Additional Deposit and the Managing Member and the III Non-Managing Member collectively shall contribute eighty-five percent (85%) of such Additional Deposit.
     b. The Members acknowledge and agree that for the convenience of the Members attached hereto as Exhibit “3” is a putative “sources and uses” schedule reflecting, among other things, capital contributions to be funded by the Members to the Company upon the closing of the Transaction and the uses of such capital contributions and other funds of the Company; it being understood and agreed such putative “sources and uses” is for illustrative purposes only and is subject to change. Subject to the remainder of this Section 12.18, in accordance with the terms of Section 4.01(c)(1), the Members shall fund all remaining capital amounts required in connection with the closing of the acquisition of the Seelbach Property and the Madison Property under the Contract (the “Transaction”) as more particularly set forth on Exhibit “3” attached hereto; it being understood and agreed the Columbia Purchaser shall be required to fund all amounts due under the Contract relating to the Sheraton Property. In the event that either III Non-Managing Member, the Managing Member or the Partner Non-Managing Member (the “Non-Funding Member”) fails to fund any portion of the capital amounts required to be funded by such Member in connection with the closing of the Transaction or in connection with the funding of the Additional Deposit, (i) the other Members shall be permitted to fund such capital amounts in lieu of the Non-Funding Member, (ii) the Non-Funding Member shall be deemed to have forfeited its portion of the Deposit and any costs and expenses incurred, and (iii) the Non-Funding Member shall be deemed to have immediately and automatically withdrawn as a Member under this Agreement and shall have no further rights whatsoever under either this Agreement or the Property Management Agreement. If the closing of the Transaction occurs with all Members funding their respective required amounts, any costs and expenses paid or incurred by the Members shall be adjusted at the closing of the Transaction in accordance with section 4.08 hereof.
     c. Notwithstanding anything in this Agreement, all elections and notices of the Company, Purchaser and/or the Project Entities under the Contract (other than with respect to the Sheraton Property (as defined in the Contract)) shall be made by and approved in writing in advance by Managing Member. In the event that the Purchaser has a termination right under the Contract (a “Termination Option”) and, prior to the expiration of the Termination Option, a Member elects not to proceed with the Transaction in accordance with such Termination Option, such Member (the “Electing Party”) shall deliver a written notice (the “Election Notice”) to the other Members (the “Non-Electing Party”) that it does not elect to proceed with the Transaction. On or before the earlier of (1) the date that is two (2) business days after receipt of the Election Notice, or (2) the expiration of the applicable Termination Option, the Non-Electing Party shall deliver written notice to the Electing Party stating that it elects either: (x) not to proceed with the Transaction without the Electing Party, in which case, subject to the further terms of this Agreement and the Side Letter, each party shall be responsible for (1) the amount of the Deposit funded by such party, to the extent any portion of the Deposit is not returned to the Purchaser under the Contract, and (2) its Proportionate Share (as hereinafter defined) of the costs and expenses incurred by such party in connection with the Transaction, or (y) to proceed with the Transaction without the Electing Party, in which case the Non-Electing Party shall deliver to the Electing Party, within two (2) business days of the Non-Electing Party’s election under this clause (y), by wire transfer of immediately available federal funds, an amount equal to the portion of the Deposit paid by the Electing Party, if any, plus any costs and expenses paid or incurred by the Electing Party (and the Non-Electing Party shall assume responsibility to pay such costs and expense). For purposes of this Section 12.18(c), “Proportionate Share” shall mean 15% with respect to the Partner Non-Managing Member, 1% with respect to the Managing Member and 84% with respect to the III Non-Managing Member.

     d. Notwithstanding anything to the contrary, in the event that both parties elect not to proceed with the Transaction pursuant to Section 12.18(c)(x) above, but one party subsequently elects, within 120 days after the date of the Election Notice, to proceed with the Transaction (or a transaction on materially the same terms and conditions as the Transaction), then, in such event, the party proceeding with the Transaction shall be deemed to have made the election provided for in Section 12.18(c)(y) and shall be obligated to make the payments and reimbursements as provided therein (it being understood and agreed that if the Contract has been terminated and the Deposit has been retained by the seller thereunder or returned to the Purchaser in accordance with the Contract, then, in such event, there shall be no reimbursement obligation under this clause (e) with respect to the Deposit).
     e. The parties hereby acknowledge and agree that, except as set forth herein, each party shall be responsible for its costs and expenses incurred, as of the date of the Election Notice, in connection with the Transaction.
     f. If (i) there is a default or breach under the Contract which is attributable to any act or omission of either III Non-Managing Member, the Managing Member or the Partner Non-Managing Member, or (ii) either III Non-Managing Member, the Managing Member or the Partner Non-Managing Member fails to fund any amounts required under Section 12.18(b) hereof, then, in such event, subject to the terms and conditions of the Side Letter, the party to whom such act or omission is attributable shall indemnify, defend and hold harmless the other party for any and all losses, costs, liabilities, claims, damages (excluding, however, punitive or consequential damages) and expenses arising out of or in connection with such default or breach. If the Non-Electing Party elects to proceed with the Transaction pursuant to Section 12.18 (c) or 12.18(d) of this Agreement, then, in such event, the Electing Party shall not be responsible for any costs, expenses, fees or liabilities whatsoever arising from and after the date of the Election Notice in connection with the Transaction, and the Non-Electing Party agrees to indemnify, defend and hold harmless the Electing Party for any and all losses, costs, liabilities, claims, damages (excluding, however, punitive or consequential damages) and expenses arising out of or in connection with the events or actions with respect to the Transaction from and after the date of the Election Notice.
     g. Each Member hereby represents and warrants to the others that it has available funds sufficient to fund any and all amounts required to be paid by it hereunder.
     h. The Members hereby consent to the execution and delivery of the Contract and any documents in connection with the acquisition of any of real or personal property pursuant to the Contract and hereby authorize John Fraser to execute such documents on behalf of the Company and the Project Entities and to take any actions and execute any documents as they deem necessary and advisable to effectuate the foregoing.
          12.19 Put/Call Provisions.
          a. Notwithstanding anything in this Agreement, the III Non-Managing Member hereby irrevocably grants to the Partner Non-Managing Member an option (the “Partner Put Right”) to require the III Non-Managing Member and the III Manager (pro rata based on

Company Percentage Interests) to purchase the Partner’s Non-Managing Member’s Company Interest exercisable in the manner and on the terms set forth in this Section 12.19. If the Property Management Agreement is terminated by owner thereunder for any reason other than due to (i) an Event of Default by Property Manager under Article XVII of the Property Management Agreement, (ii) a Penetration Deficiency or GOP Deficiency under Section 18.9 of the Property Management Agreement, (iii) sale of the Hotel under Section 18.10 of the Property Management Agreement, or (iv) a Change of Control (as defined in the Management Agreement), then, in such event, the Partner Non-Managing Member shall have the right, but not the obligation, in its sole and absolute discretion, to deliver written notice (the “Partner 100% Put Notice”) to the III Non-Managing Member and the III Manager requiring the III Non-Managing Member and the III Manager (pro rata based on Company Percentage Interests) to purchase the Partner Non-Managing Member’s Company Interest and the III Non-Managing Member and the III Manager unconditionally agrees that the III Non-Managing Member and the III Manager (pro rata based on Company Percentage Interests) shall purchase the Partner Non-Managing Member’s Company Interest for a purchase price equal to the Partner 100% Put Price (as hereinafter defined). If the Property Management Agreement is terminated by owner due to a Penetration Deficiency or GOP Deficiency under Section 18.9 of the Property Management Agreement, then, in such event, the Partner Non-Managing Member shall have the right, but not the obligation, in its sole and absolute discretion, to deliver written notice (the “Partner 85% Put Notice”) to the III Non-Managing Member and the III Manager requiring the III Non-Managing Member and the III Manager (pro rata based on Company Percentage Interests) to purchase the Partner Non-Managing Member’s Company Interest and the III Non-Managing Member and the III Manager unconditionally agrees that the III Non-Managing Member and the III Manager (pro rata based on Company Percentage Interests) shall purchase the Partner Non-Managing Member’s Company Interest for a purchase price equal to the Partner 85% Put Price (as hereinafter defined). Failure by the Partner Non-Managing Member to deliver the Partner 100% Put Notice or the Partner 85% Put Notice, as the case may be, within ten (10) business days after termination of the Property Management Agreement as provided above shall be deemed to be a waiver of the Partner 100% Put Notice or the Partner 85% Put Notice, as the case may be.
          Notwithstanding anything in this Agreement, the Partner Non-Managing Member hereby irrevocably grants to the III Non-Managing Member and the III Manager an option (the “III Call Right”) to purchase the Partner Non-Managing Member’s Company Interest exercisable in the manner and on the terms set forth in this 12.19. If the Property Management Agreement is terminated due to an Event of Default by the Property Manager under Article XVII thereof, the III Non-Managing Member or the III Manager shall have the right, but not the obligation, in its sole and absolute discretion, to deliver written notice (the “III 85% Call Notice”) to the Partner Non-Managing Member to purchase the Partner Non-Managing Member’s Company Interest and the Partner Non-Managing Member unconditionally agrees that the III Non-Managing Member and the III Manager (pro rata based on Company Percentage Interests) may purchase the Partner Non-Managing Member’s Company Interest for a purchase price equal to the III 85% Call Price (as hereinafter defined). If the Property Management Agreement is terminated due to a Change of Control (as defined in the Property Management Agreement), the III Non-Managing Member or the III Manager shall have the right, but not the obligation, in its sole and absolute discretion, to deliver written notice (the “III 100% Call Notice”) to the Partner Non-Managing Member to

purchase the Partner Non-Managing Member’s Company Interest and the Partner Non-Managing Member unconditionally agrees that the III Non-Managing Member and the III Manager (pro rata based on Company Percentage Interests) may purchase the Partner Non-Managing Member’s Company Interest for a purchase price equal to the III 100% Call Price (as hereinafter defined).
          The Members acknowledge and agree that in connection with the Partner 100% Put Notice, the Partner 85% Put Notice, the III 100% Call Notice or the III 85% Call Notice no additional purchase and sale contract shall be required to be executed and delivered, it being understood and agreed that the terms of this 12.19 shall constitute a purchase and sale contract.
          For the purposes of this Agreement the term “Partner 100% Put Price” shall mean an amount equal to the Fair Market Value (as hereinafter defined) of the Partner Non-Managing Member’s Company Interest. For the purposes of this Agreement the term “Partner 85% Put Price” shall mean an amount equal to eighty five percent (85%) the Fair Market Value of the Partner Non-Managing Member’s Company Interest. For the purposes of this Agreement the term “III 85% Call Price” shall mean an amount equal to eighty-five percent (85%) the Fair Market Value of the Partner’s Non-Managing Member’s Company Interest. For the purposes of this Agreement the term “III 100% Call Price” shall mean an amount equal to the Fair Market Value of the Partner’s Non-Managing Member’s Company Interest.
          For the purposes of this Agreement, the term “Fair Market Value” shall mean the fair market value of the Partner Non-Managing Member’s Company Interest. If the Partner Non-Managing Member delivers the Partner 100% Put Notice or the Partner 85% Put Notice or the III Manager or the III Non-Managing Member delivers the III 100% Call Notice or the III 85% Call Notice, as the case may be, then, in any such event, promptly thereafter the Members shall meet to determine the Fair Market Value. If the Members fail to reach agreement upon the Fair Market Value of the Partner Non-Managing Member’s Company Interest within fifteen (15) days after delivery of the Partner 100% Put Notice, the Partner 85% Put Notice, the III 100% Call Notice or the III 85% Call Notice, the parties shall engage an Appraiser (as hereinafter defined) who shall determine the Fair Market Value within thirty (30) days after such engagement by the Members. If the Members agree on a single Appraiser, such Appraiser’s valuation shall be final and binding on the Company and the Members. If (i) the Members cannot agree on Appraiser within fifteen (15) days after delivery of the Partner 100% Put Notice, the Partner 85% Put Notice, the III 100% Call Notice or the III 85% Call Notice, or (ii) the Appraiser selected by the Members fails to provide the valuation within thirty (30) days after engagement, then, in any such event, each of the Partner Non-Managing Member and the III Non-Managing Member or the III Manager shall each select an Appraiser, each of whom shall determine the Fair Market Value within thirty (30) days after such engagement. If the dollar amount of the Fair Market Value of the Partner’s Non-Managing Member’s Company Interest determined by the Appraiser selected by the Partner Non-Managing Member and the Appraiser selected by the III Non-Managing Member and/or the III Manager is within a 10% range, then, in such event, the arithmetic average of such two amounts shall be the Fair Market Value, and such amount shall be final and binding on the Company and the Members. If the dollar amounts are not within a 10% range, then the Appraiser selected by the Partner Non-Managing Member and the Appraiser selected by the III Non-Managing Member and/or the III Manager shall jointly select a third Appraiser who shall make his own independent determination of the Fair Market Value within thirty (30) days of being appointed. If a third Appraiser is appointed, the Fair Market Value shall be the amount determined by such Appraiser and shall be final and binding on the Company and the Members.
          If there is a single Appraiser, the Partner Non-Managing Member and the III Non-Managing Member and/or the III Manager shall each pay one-half of such Appraiser’s fees and expenses. If there are three Appraisers, the Partner Non-Managing Member and the III Non-Managing Member and/or the III Manager shall each pay the fees and expenses of the Appraiser selected by it, and shall each pay one-half of the third Appraiser’s fees and expenses.
          For purposes of this Agreement, the term “Appraiser” shall mean independent third party valuation consultant with at least ten (10) years experience in hospitality investment valuation.
          b. The following procedures shall apply to any Partner 100% Put Notice, the Partner 85% Put Notice, III 100% Call Notice or the III 85% Call Notice:
          (i) At the closing, the Partner Non-Manager Member shall execute and deliver an assignment of its Company Percentage Interest, with the representation that the Partner Non-Manager Member owns its right, title and interest in and to the Company, free and clear of all liens and encumbrances;
          (ii) The purchase and sale of the Company Interest of the Partner’s Non-Managing Member shall be consummated (the “Put/Call Closing”) thirty (30) days after the later of (i) receipt of the Partner 100% Put Notice, the Partner 85% Put Notice, the III 100% Call Notice or the III 85% Call Notice, and (ii) determination of the Fair Market Value of the Partner’s Non-Managing Member’s Company Interests in accordance with this Section 12.19; provided, however, that the III Non-Manager Member shall have the right to accelerate the date for closing; and
          (iii) If the Partner Non-Managing Member defaults in its obligations to close the acquisition in accordance with the terms of this Section 12.19, time being of the essence, then, in such event, (i) such default shall constitute an Partner Termination Event and the Partner Non-Managing Member shall lose all of its voting, management and consent rights under this Agreement and the III Non-Managing Member shall have the sole right to make all decisions on behalf of the Company, and (ii) the III Non-Managing Member shall have any right or remedy, at law, in equity or otherwise.
          (iv) The Partner 100% Put Price, the Partner 85% Put Price, the III 100% Call Price or the III 85% Call Price, as the case may be, shall be paid by the III Non-Managing Member at the Put/Call Closing by wire transfer of immediately available federal funds.
          12.20 Exculpation. Except to the extent set forth in the Joinder hereto, the Side Letter and/or the Property Management Agreement, the Partner Non-Managing Member, the III Manager and the III Non-Managing Member, as the case may be, for itself and on behalf of its Affiliates (collectively, “Claiming Parties”), hereby agree that if the Claiming Parties, together or individually, make any claim of any nature whatsoever, whether legal or equitable, including claims based on federal or state law, against another Member or its Affiliates arising out of or relating to this Agreement, the negotiations and representations of the parties preceding or following the execution of this Agreement, any alleged breach of this Agreement, or any proposed transactions described in this Agreement, then any judgment against such Member or its Affiliates shall be enforceable against them only to the extent of the interest of such Member in the Company Property.

     IN WITNESS WHEREOF, the parties have entered into this Agreement of Limited Company as of the date first above written.

MEMBERS: HOTEL INVEST DEUCE MM, LLC, a Delaware limited liability company
By:	/s/ John R. Fraser
	Name:	John R. Fraser
	Title:	President

HOTEL INVEST DEUCE LP, LLC, a Delaware limited liability company
By:	/s/ John R. Fraser
	Name:	John R. Fraser
	Title:	President

INTERSTATE INVEST, LLC a Delaware limited liability company
By:	/s/ James A. Crolle III
	Name:	James A. Crolle III
	Title:	Assistant General Counsel

JOINDER BY INTERSTATE HOTEL AND RESORTS, INC.
     INTERSTATE HOTELS & RESORTS, INC., a Delaware corporation (“IHR”) is executing this Agreement for the purposes of guaranteeing the payment and performance of the terms of Section 4.06(b). IHR hereby guarantees to the Company and the III Manager and the III Non-Managing Member the due and punctual payment and performance of the Partner Non-Managing Member’s obligations under Section 4.06(b).
     The terms of this Joinder and IHR’s obligations hereunder are a continuing and irrevocable obligation of IHR and shall remain in full force during the term of the Agreement until payment, performance and/or observation in full of the obligations hereunder. IHR’s guaranty and liability under this Joinder are absolute and unconditional and shall not be affected, released, terminated, discharged or impaired, in whole or in part, by any or all of the following: (i) any lack of genuineness, regularity, validity, legality or enforceability, or the voidability of, this Agreement; (ii) the failure of the Company or any Member to exercise or to exhaust any right or remedy or take any action against any Person or any collateral or other security available to it; (iii) any amendment or modification of the terms of this Agreement; (iv) any failure or delay of the Company or the Members to exercise, or any lack of diligence in exercising, any right or remedy with respect to this Agreement; (v) any dealings or transactions between the Company and/or any of the Members or any of their Affiliates relating to this Agreement, whether or not IHR shall be a party to or cognizant of the same; (vi) the failure to give IHR notice of any breach; and/or (vii) any other circumstance which might constitute a legal or equitable discharge or defense available to the Partner Non-Managing Member, whether similar or dissimilar to the foregoing, other than the defense of (a) payment and performance, or (b) the claim against the Partner Non-Managing Member is not due and owing under the terms of this Agreement or that the Partner Non-Managing Member has performed. IHR expressly waives the following: (a) notice of acceptance of this Agreement; (b) any requirement of promptness, diligence, presentment, protest, notice of dishonor, notice of demand and notice of acceptance; (c) the right to trial by jury in any action or proceeding of any kind arising on, under, out of, or by reason of or relating, in any way, to its obligations under this Joinder, or the interpretation, breach or enforcement of such obligations; and (d) all rights of subrogation and any other claims that it may now or hereafter acquire against the Partner Non-Managing Member or any insider that arise from the existence, payment, performance or enforcement of IHR’s obligations under this Joinder until such time as IHR’s obligations under this Joinder are performed and paid in full. IHR’s guaranty under this Joinder is a present guaranty of payment and performance and not of collection. Notwithstanding anything to the contrary contained herein, IHR’s liability shall extend to all amounts and performance of all of its obligations under this Joinder notwithstanding the fact that this Agreement become unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding.
     IHR hereby represents, warrants and certifies to the III Manager and the III Non-Managing Member and the Company as follows: (i) the execution, delivery and performance under this Joinder by IHR will not violate any provision of any law, regulation, order or decree of any governmental authority, bureau or agency or of any court binding on IHR, or of any contract, undertaking or agreement to which IHR is a party or which is binding on IHR, or of any contract, undertaking or agreement to which IHR is a party or which is binding upon or any of its property or assets, (ii) this Agreement, with respect to this Joinder, has been duly authorized, executed and delivered by IHR and constitutes a legal, valid and binding obligation of IHR, enforceable against IHR in accordance with its terms, subject as to enforcement of remedies to any applicable bankruptcy, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and doctrines of equity affecting the availability of specific enforcement as a remedy; and (iii) all necessary resolutions, consents, licenses, approvals and authorizations of any Person required in connection with the execution, delivery and performance of this Joinder have been duly obtained and are in full force and effect.

INTERSTATE HOTELS & RESORTS, INC.
By:	/s/ James A. Crolle III
	Name:	James A. Crolle III
	Title:	Assistant General Counsel

JOINDER BY INVESTCORP PROPERTIES LIMITED
     INVESTCORP PROPERTIES LIMITED, a Delaware corporation (“IPL”) is executing this Agreement for the purposes of guaranteeing the payment and performance of the terms of Section 4.06(c). IPL hereby guarantees to the Company and the Partner Non-Managing Member the due and punctual payment and performance of the obligations of the III Manager and the III Non-Managing Member (collectively, the “Investcorp Member”) under Section 4.06(c).
     The terms of this Joinder and IPL’s obligations hereunder are a continuing and irrevocable obligation of IPL and shall remain in full force during the term of the Agreement until payment, performance and/or observation in full of the obligations hereunder. IPL’s guaranty and liability under this Joinder are absolute and unconditional and shall not be affected, released, terminated, discharged or impaired, in whole or in part, by any or all of the following: (i) any lack of genuineness, regularity, validity, legality or enforceability, or the voidability of, this Agreement; (ii) the failure of the Company or any Member to exercise or to exhaust any right or remedy or take any action against any Person or any collateral or other security available to it; (iii) any amendment or modification of the terms of this Agreement; (iv) any failure or delay of the Company or the Members to exercise, or any lack of diligence in exercising, any right or remedy with respect to this Agreement; (v) any dealings or transactions between the Company and/or any of the Members or any of their Affiliates relating to this Agreement, whether or not IPL shall be a party to or cognizant of the same; (vi) the failure to give IPL notice of any breach; and/or (vii) any other circumstance which might constitute a legal or equitable discharge or defense available to the Investcorp Member, whether similar or dissimilar to the foregoing, other than the defense of (a) payment and performance, or (b) the claim against the Investcorp Member is not due and owing under the terms of this Agreement or that the Investcorp Member has performed. IPL expressly waives the following: (a) notice of acceptance of this Agreement; (b) any requirement of promptness, diligence, presentment, protest, notice of dishonor, notice of demand and notice of acceptance; (c) the right to trial by jury in any action or proceeding of any kind arising on, under, out of, or by reason of or relating, in any way, to its obligations under this Joinder, or the interpretation, breach or enforcement of such obligations; and (d) all rights of subrogation and any other claims that it may now or hereafter acquire against the Investcorp Member or any insider that arise from the existence, payment, performance or enforcement of IPL’s obligations under this Joinder until such time as IPL’s obligations under this Joinder are performed and paid in full. IPL’s guaranty under this Joinder is a present guaranty of payment and performance and not of collection. Notwithstanding anything to the contrary contained herein, IPL’s liability shall extend to all amounts and performance of all of its obligations under this Joinder notwithstanding the fact that this Agreement become unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding.
     IPL hereby represents, warrants and certifies to the Partner Non-Managing Member and the Company as follows: (i) the execution, delivery and performance under this Joinder by IPL will not violate any provision of any law, regulation, order or decree of any governmental authority, bureau or agency or of any court binding on IPL, or of any contract, undertaking or agreement to which IPL is a party or which is binding on IPL, or of any contract, undertaking or agreement to which IPL is a party or which is binding upon or any of its property or assets, (ii) this Agreement, with respect to this Joinder, has been duly authorized, executed and delivered by IPL and constitutes a legal, valid and binding obligation of IPL, enforceable against IPL in accordance with its terms, subject as to enforcement of remedies to any applicable bankruptcy, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and doctrines of equity affecting the availability of specific enforcement as a remedy; and (iii) all necessary resolutions, consents, licenses, approvals and authorizations of any Person required in connection with the execution, delivery and performance of this Joinder have been duly obtained and are in full force and effect.

INVESTCORP PROPERTIES LIMITED, a Delaware corporation
By:	/s/ John R. Fraser
	Name:	John R. Fraser
	Title:	President

EXHIBIT “1”
PROPERTY DESCRIPTION

EXHIBIT “2”
INITIAL BUSINESS PLAN

EXHIBIT “3”
SOURCES AND USES

EXHIBIT “4”
RESTRICTED AREA

EXHIBIT “5”
[INTENTIONALLY BLANK]

EXHIBIT “A”
PERCENTAGE INTERESTS

Member	Percentage Interest
HOTEL INVEST DEUCE LP, LLC	84%

INTERSTATE INVEST, LLC	15%

HOTEL INVEST DEUCE MM HOLDINGS, LLC	1%

100%

EXHIBIT “B”
CAPITAL CONTRIBUTIONS

Member	Contribution
HOTEL INVEST DEUCE LP, LLC	$24,328,343.01

HOTEL INVEST DEUCE MM, LLC	$289,623.13

INTERSTATE INVEST, LLC	$4,344,346.97

TOTAL	$28,962,313.11

EXHIBIT “C”
TAX ALLOCATIONS
     Section 1. Allocations Of Profits And Losses.
     1.1 In General. For accounting and federal, state and local income tax purposes, all Profits and Losses shall be determined and allocated with respect to each year of the Company as of the end of such year and at such other times as the Manager shall determine. Subject to the other provisions of this Agreement, an allocation to a Member of a share of Profits or Losses shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Profits or Losses.
     1.2 Allocations of Profits and Losses. After giving effect to the special allocations set forth in Section 2 of this Exhibit C, Profits and Losses with respect to any year shall be allocated to the Members as follows:
     1.2.1 First, Profits (or items thereof) shall be allocated to those Members having deficit balances in their Capital Accounts (computed after taking into account all distributions with respect to such taxable period and after adding back each Members’ share of Company Minimum Gain and Member Minimum Gain) in proportion to such deficit balances until such deficit balances have been eliminated;
     1.2.2 Second, any remaining Profits and Losses shall be allocated among the Members such that each Member’s Capital Account balance (computed after taking into account all distributions with respect to such taxable period and increased by such Members’ share of Company Minimum Gain and Member Minimum Gain), would, as nearly as possible, be equal to the amount that each Member would receive if all of the remaining assets of the Company were sold for their Book Basis, all liabilities of the Company were satisfied (limited, with respect to nonrecourse liabilities, to the Book Basis of the assets securing such liabilities) and the remaining assets were distributed pursuant to Section 8.01 of the Agreement, all as of the last day of the period for which the allocations are being made.
     1.3 Allocations in Anticipation of Liquidation. Notwithstanding Section 1.2, in any year in which the Company sells substantially all of its assets or liquidates (or in any prior open year if the Manager reasonably believes it necessary to accomplish the purposes of this Section 1.3), each Member shall be allocated Profits or Losses (or items thereof) to the extent necessary to cause its Capital Account balance to reflect the amount that will be distributable to such Member in liquidation of the Company pursuant to the Agreement.
     Section 2. Regulatory Allocations.
     2.1 Minimum Gain Chargeback. The Manager shall allocate items of Company income and gain among the Members at such times and in such amounts as necessary to satisfy the minimum gain chargeback requirements of Regulation Sections 1.704-2(f) and 1.704-2(i)(4).

     2.2 Qualified Income Offset. The Manager shall specially allocate Losses and items of income and gain when and to the extent required to satisfy the “qualified income offset” requirement within the meaning of Regulation Section 1.704-1(b)(2)(ii)(d).
     2.3 Loss Allocations. No allocation of Losses, or items thereof, will be made to any Member if such allocation would create or increase such Members’ Adjusted Capital Account Deficit. Any such disallowed allocation will be made to the Members entitled to receive such allocation under the Section 704(b) Regulations. Any Member that would have a deficit balance in its Capital Account in excess of any amount such Member is obligated to restore, or is deemed obligated to restore under Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), will be specially allocated items of income and gain to eliminate such deficit balance as quickly as possible.
     2.4 Nonrecourse Deductions. Nonrecourse Deductions (within the meaning of Regulation Section 1.704-2) will be allocated (as nearly as possible) among the Members pro-rata in proportion to their respective Percentage Interests.
     2.5 Member Nonrecourse Deductions. Member Nonrecourse Deductions, within the meaning of Regulation Section 1.704-2(i), shall be allocated to the Member who has the economic risk of loss in a manner consistent with requirements of Regulation Sections 1.704-2(i)(2) and 1.704-2(j)(l).
     2.6 Code Section 754 Adjustment. To the extent an adjustment to the tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulation Section 1.704-l(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of the adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases basis), and the gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to that Section of the Regulations.
     2.7 Guaranteed Payments. To the extent any compensation paid to any Member by the Company is determined by the Internal Revenue Service not to be a guaranteed payment under Code Section 707(c) or is not paid to the Member other than in the Person’s capacity as a Member within the meaning of Code Section 707(a), the Member shall be specially allocated gross income of the Company in an amount equal to the amount of that compensation, and the Member’s Capital Account shall be adjusted to reflect the payment of that compensation.
     Section 3. Special Rules.
     3.1. Tax Allocations. Except as provided in Section 3.2 hereof, for federal, state and local income tax purposes, Company income, gain, loss, deduction or expense (or any item thereof) for each year shall be allocated to and among the Members to reflect the allocations made pursuant to the provisions of this Exhibit C for such year.
     3.2. Section 704(c) Compliance. In accordance with Section 704(c) of the Code and the applicable Regulations thereunder, income, gain, loss, deduction and tax depreciation with respect to any property which has a Book Basis different than its adjusted tax basis, will, solely for federal income tax purposes, be allocated among the Members in accordance with Section 704(c) of the Code and the Regulations thereunder to take into account such difference, using any method selected in the reasonable determination of the Manager.
     3.3. Modifications. The Manager shall be authorized to make appropriate amendments to the allocations of items pursuant to this Exhibit C if necessary in order to comply with Section 704 of the Code or applicable Regulations thereunder; provided that no such change shall have a material adverse effect upon the amount distributable to any Member hereunder.
     3.4 Allocations on Transfer of Interests. In the event there is any Transfer of a Member’s Membership Interest during any year, Profits, Losses and other items shall be allocated among the Members from time to time during such year in accordance with Code Section 706 using any convention permitted by law and selected in the reasonable discretion of the Manager.
     Section 4. Capital Accounts.
     4.1. Establishment and Maintenance. A separate Capital Account will be maintained for each Member pursuant to the requirements set forth in Regulation Section 1.704-1(b)(2)(iv). The Capital Account of each Member will be determined and adjusted as follows:
          4.1.1. Each Member’s Capital Account will be credited with the fair market value of a Member’s Capital Contributions, the Member’s distributive share of Profits, and the amount of any Company liabilities that are assumed by the Member or secured by any Company property distributed to the Member.
          4.1.2. Each Member’s Capital Account will be debited with the amount of cash and the Book Basis of any Company property distributed to the Member under any provision of this Agreement, the Member’s distributive share of Losses and the amount of any liabilities of the Member assumed by the Company or which are secured by any property contributed by the Member to the Company.
          4.1.3. The Capital Account of the Member also shall be adjusted appropriately to reflect any other adjustment required pursuant to Regulation Section 1.704-1 or 1.704-2, including, without limitation, the requirements set forth in Regulation Sections 1.704-1(b)(2)(iv)(g) and 1.704-1(b)(2)(iv)(m).
          4.1.4. If any Membership Interest is transferred in accordance with the terms of the Agreement, the transferee will succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.
     Section 5. Other Matters.
     5.1. Distributions in Kind. If any assets of the Company are distributed in kind pursuant to this Agreement, the amount of Profit or Loss that would have been realized had such assets been sold at their fair market value shall be allocated to the Capital Accounts of the Members pursuant to this Exhibit C immediately prior to such distribution.
     5.2. Classification as a Partnership. The Manager shall not make an election to treat the Company as an association pursuant to Regulation Section 301.7701-3 (and thus a corporation under Regulation Section 301.7701-2(b)(2)).
     5.3. Fiscal Year. Except as otherwise required by the Code, the Fiscal Year of the Company for tax and accounting purposes shall be the 12 month (or shorter) period ending on the last day of December of each year.
     Section 6. Definitions.
     Unless otherwise defined in this Exhibit C, all capitalized terms shall have the meanings ascribed to such terms in the Agreement or Exhibit A.
     “Adjusted Capital Account Deficit” means, with respect to any Member for any taxable year, the deficit balance, if any, in such Member’s Capital Account as of the end of such taxable year, as the same is specially computed to reflect the adjustments required or permitted to be taken into account in applying Regulations Section 1.704-1(b)(2)(ii)(d) (including any amount such Member is obligated to restore or is deemed obligated to restore under Regulation Section 1.704-2(g)(1) and 1.704-2(i)(5)).
     “Book Basis” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes; provided, however, (a) if property is contributed to the Company, the initial Book Basis of such Property will equal its fair market value on the date of contribution, and (b) if the Capital Accounts of the Company are adjusted pursuant to Regulation Section 1.704-1(b) to reflect the fair market value of any Company assets, the Book Basis of such assets will be adjusted to equal its respective fair market value as of the time of such adjustment in accordance with such Regulation. The Book Basis of all assets will be further adjusted thereafter by depreciation or amortization as provided in Regulation Section 1.704-1(b)(2)(iv)(g).
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Company Minimum Gain” means “partnership minimum gain” as defined in Regulation Section 1.704-2(b)(2).
     “Member Minimum Gain” means “partner nonrecourse debt minimum gain” as defined in Regulation Section 1.704-2(i)(2).
     “Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Regulation Section 1.704-2(b)(4).
     “Profits” and “Losses” mean, for each taxable year or other period, an amount equal to the Company’s taxable income or loss for the year or other period, determined in accordance with Section 703(a) of the Code (including all items of income, gain, loss or deduction required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

     (a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses will be added to taxable income or loss;
     (b) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures under Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, will be subtracted from taxable income or loss;
     (c) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of the property, notwithstanding that the adjusted tax basis of the property differs from its Book Basis;
     (d) Any depreciation, amortization and other cost recovery deductions shall be subject to the rules set forth in Regulations Section 1.704-1(b)(2)(iv)(g); and
     (e) Profits or Losses of the Company shall be computed without regard to the amount of any items of gross income, gain, loss or deduction that are specially allocated under Section 2 hereof.
     “Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Regulations shall include any corresponding provisions of succeeding, similar, substitute proposed or final Regulations.